Exhibit 2.1

STOCK PURCHASE AGREEMENT

AMONG

JASON HART,

MICHAEL SMITH,

EQUITY PARTNERS TWO PTY LTD

AS TRUSTEE FOR EQUITY PARTNERS 2 TRUST

PETER JOHNSON, AS SELLERS' REPRESENTATIVE

AND

ACTIVCARD CORP.

Dated July 26, 2005

Section 3.23	Employee Benefit Matters.	29
Section 3.24	Labor Matters.	31
Section 3.25	Key Employees.	32
Section 3.26	Taxes.	32
Section 3.27	Insurance.	35
Section 3.28	Investment Representations.	35
Section 3.29	Brokers.	36
Section 3.30	Full Disclosure.	36

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE PURCHASER		36

Section 4.01	Organization and Authority of the Purchaser.	36
Section 4.02	No Conflict.	36
Section 4.03	Governmental Consents and Approvals.	36
Section 4.04	Capitalization.	36
Section 4.05	SEC Reports.	37
Section 4.06	Absence of Undisclosed Liabilities.	37
Section 4.07	Compliance with Laws.	38
Section 4.08	Full Disclosure.	38
Section 4.09	Brokers.	38
Section 4.10	Litigation.	388
Section 4.11	Issuance of Stock Consideration.	38

ARTICLE V ADDITIONAL AGREEMENTS		38

Section 5.01	Conduct of Business Prior to the Closing.	38
Section 5.02	Access to Information.	39
Section 5.03	Confidentiality.	40
Section 5.04	Regulatory and Other Authorizations; Notices and Consents.	41
Section 5.05	Notice of Developments.	42
Section 5.06	Non-Competition.	42
Section 5.07	Release of Obligations.	42
Section 5.08	Further Action.	42
Section 5.09	Conversion of Securities.	43
Section 5.10	No Solicitation or Negotiation.	43
Section 5.11	Appointment of Director.	43
Section 5.12	Transaction Expenses.	43
Section 5.13	Continuing Employee Matters.	44
Section 5.14	Corporate Records.	44
Section 5.15	Post-Closing Covenants.	45

ARTICLE VI EMPLOYEE MATTERS		45

Section 6.01	Transferred Employees.	45
Section 6.02	Transfer and Assumption of the Retirement Plan; Contributions for Periods Prior to Closing.	45
Section 6.03	Certain Other Employee-Related Costs.	46

Schedules and Exhibits:

Exhibit A	Employment Agreement
Exhibit B	Non-Competition Agreement
Exhibit C	Escrow Agreement
Exhibit D	Seller Release
Exhibit E	ESOP Consent

Schedule 1	Stock Ownership and Consideration
Schedule 5.12	Transaction Expenses

Company Disclosure Schedule

Purchaser Disclosure Schedule

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement, dated as of July 26, 2005 (the “Agreement”), is entered into by and among Jason Hart, Michael Smith, and Equity Partners Two Pty Ltd, a corporation organized under the laws of the Commonwealth of Australia, as Trustee for Equity Partners 2 Trust, pursuant to trust deed dated 27 July 2000 (collectively, the “Sellers”, and each, a “Seller”), Peter Johnson, as Sellers’ Representative, and ActivCard Corp., a Delaware corporation (the “Purchaser”).

RECITALS:

A. Jason Hart and Michael Smith collectively own 10,000,000 ordinary shares (the “Ordinary Shares”) of Protocom Development Systems Pty Ltd., a corporation organized under the laws of the Commonwealth of Australia (the “Company”);

B. Equity Partners Two Pty. Ltd. (“Equity Partners”) owns 3,336,100 Series A Preferred shares (the “Series A Shares”) and an option to purchase an additional 574,060 Series A Shares at a price of 3.484 Australian Dollars per Series A Share (the “Series A Option”); and

C. The Sellers wish to sell to the Purchaser, and the Purchaser wishes to purchase from the Sellers, the Ordinary Shares and the Series A Shares (collectively, the “Shares”), upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“Action” means any complaint, claim, action, suit, arbitration, proceeding or investigation pending by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Ancillary Agreements” means the Escrow Agreement, the Employment Agreement, the Non-Competition Agreements, the Seller Releases, and any other agreement entered into pursuant to this Agreement.

“ASIC” means Australian Securities & Investments Commission.

“Australian GAAP” means generally accepted accounting principles and practices applied in Australia in effect from time to time and applied consistently throughout the periods involved.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in San Francisco, California, or Sydney, Australia.

“Change of Control” means either (i) the sale of all or substantially all of the assets of Purchaser or the Company or any of the Subsidiaries to a Person other than a wholly owned Affiliate of Purchaser, or (ii) any merger or consolidation of Purchaser with or into another corporation in which the holders of Purchaser voting securities that is outstanding immediately prior to consummation of such transaction do not hold (either by voting securities remaining outstanding or by their being converted into voting securities of the surviving entity) 50% or more of the total voting power represented by the voting securities of the surviving entity immediately after such transaction.

“Code” means the Internal Revenue Code of 1986, as amended through the date hereof.

“Common Stock” means the ordinary shares of the Company.

“Company Software” means all Software (a) material to the operation of the business of the Company or (b) manufactured, developed, distributed, sold, licensed as licensor, or marketed by the Company or any Subsidiary.

“Control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract or otherwise, including, without limitation, the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

“Copyrights” means mask works, rights of publicity and privacy, and copyrights in works of authorship and other subject matter of any type, including Software, registrations and applications for registration thereof throughout the world, all rights therein provided by international treaties and conventions, all common law rights thereto, and all the exclusive rights in respect of literary and artistic works and other subject matter defined in the Copyright Act 1968 of the Commonwealth of Australia.

“Corporations Law” means the Australian Corporations Act (Cth) 2001 as it applies in the Australian Capital Territory, as amended, and the rules and regulations promulgated thereunder (interpreted in accordance with class orders, policy statements and practice notes issued by ASIC from time to time).

“Disclosure Schedule” means the Disclosure Schedule of the Sellers attached hereto, dated as of the date hereof, and forming a part of this Agreement.

“EL Rights” means the exclusive layout rights specified in Section 17 of the Circuit Layouts Act 1989 of the Commonwealth of Australia.

“Employment Agreement” means the employment agreement between Purchaser and Jason Hart in the form attached hereto as Exhibit A.

“Encumbrance” means any security interest, pledge, hypothecation, mortgage, lien (including, without limitation, environmental and tax liens), charge, lease, license, encumbrance, easement, adverse claim reversion, reverter, preferential arrangement or restriction of any kind, including, without limitation, any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

“Environmental Claims” means any and all actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, notices of liability or potential liability, investigations (including requirements of any Governmental Authority), proceedings, consent orders or consent agreements relating in any way to any Environmental Law, any Environmental Permit or any Hazardous Materials.

“Environmental Laws” means any Law, now in effect, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment including, without limitation, land use, planning, pollution of atmosphere, water or land waste, the storage of chemicals, Hazardous Materials, or any other aspect of the protection of the environment.

“Environmental Permit” means any permit, approval, registration, identification number, license or other authorization required under any applicable Environmental Law, together with their conditions.

“Escrow Agreement” means the Escrow Agreement to be entered into pursuant to Section 2.06, substantially in the form attached as Exhibit C hereto.

“ESOP” means the Protocom Employee Stock Option Program.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“FATA” means the Foreign Acquisitions & Takeovers Act of 1975 of the Commonwealth of Australia, as amended, and the rules and regulations promulgated thereunder.

“Governmental Authority” means any United States or foreign federal, state or local government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

“Governmental Order” means any order, writ, summons, notice, complaint, judgment, injunction, decree, stipulation, determination or award issued or entered by or with any Governmental Authority.

“Gross Revenue” means all gross revenue from (i) direct and licensed sales of licenses, services, consulting, training and maintenance, directly or indirectly from the sale by Purchaser and its subsidiaries and the Company and its Subsidiaries of (a) the SecureLogin suite of products and any derivative products (or if such products are merged or otherwise discontinued, the revenue from replacement products), (b) SecureConsole and (c) Centrelink Accesslink project, (ii) professional services provided to Novell, Inc. and Dell, Inc. and their respective Affiliates and (iii) WebEspreSSo grant revenue, in each case, net of customer returns and charge-backs specifically related to the foregoing items. Gross Revenue shall be calculated in accordance with the Purchaser’s current accounting principles and practices and consistent with U.S. GAAP. Gross Revenue shall include only gross revenue from transactions that are consummated in the ordinary course of business of the Company, the Purchaser or their subsidiaries or, if not in the ordinary course of business, that are approved by the Chief Executive Officer or Chief Financial Officer of Purchaser.

“Hazardous Materials” means (a) petroleum and petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials and polychlorinated biphenyls and (b) any other chemicals, materials or substances regulated as toxic, dangerous or hazardous or as a pollutant, contaminant or waste under any applicable Environmental Law.

“Indebtedness” means, with respect to any Person, (a) all indebtedness of such Person, whether or not contingent, for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under leases that have been or should be, in accordance with U.S. GAAP or Australian GAAP, recorded as capital leases, (f) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities, (g) all Indebtedness of others referred to in clauses (a) through (f) above guaranteed directly or indirectly in any manner by such Person through an agreement: (i) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss, (iii) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (iv) otherwise to assure a creditor against loss, and (h) all Indebtedness referred to in clauses (a) through (f) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

“Intellectual Property” means Patents, Trademarks, Copyrights, Trade Secrets, Software, and EL Rights, subsisting anywhere in the world.

“Intellectual Property Counsel” means the law firm(s) or legal advisor(s) who are presently advising, or have previously advised, the Company or any Subsidiary with respect to its Intellectual Property rights.

“knowledge” means, with respect to each and any Seller, the actual knowledge of Jason Hart, Michael Smith, Craig Parker, Andrew Castle, Matthew Herscovitch, John Clark or Jenny Grigg (and any successor to the responsibilities of such person at the time in question), except, that with respect to representations and warranties contained in Section 3.17, “knowledge” means, with respect to each and any Seller, matters that Jason Hart, Michael Smith, Craig Parker, Matthew Herscovitch or John Clark (and any successor to the responsibilities of such person at the time in question) (i) actually knew of, or (ii) reasonably should have known of after making a reasonable review of the books, records and files of the Company and each Subsidiary, including, but not limited to, any correspondence or opinions provided to the Company or any Subsidiary at any time by Intellectual Property Counsel.

“Law” means any federal, state, local or foreign statute, law, ordinance, regulation, rule, code, order, other requirement or rule of law, including common law.

“Leased Real Property” means the real property leased by the Company or any Subsidiary, in each case, as tenant, together with, to the extent leased by the Company or any Subsidiary, all buildings and other structures, facilities or improvements currently located thereon, all fixtures, systems, equipment and items of personal property of the Company or any Subsidiary attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing.

“Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including, without limitation, those arising under any Law (including, without limitation, any Environmental Law), Action or Governmental Order.

“Licensed Intellectual Property” means all Intellectual Property licensed to the Company or any Subsidiary pursuant to the Licenses.

“Licenses” means (a) all licenses of Intellectual Property by the Company or any Subsidiary to third parties, (b) all licenses of Intellectual Property by third parties to the Company or any Subsidiary, (c) all agreements between the Company or any Subsidiary and third parties relating to the development or use of Intellectual Property, the development or transmission of data, or the use, modification, framing, linking, advertisement, or other practices with respect to Internet web sites, (d) all licenses of Intellectual Property by the Company to any Subsidiary, (e) all licenses of Intellectual Property by any Subsidiary to the Company, and (f) all agreements between the Company and any Subsidiary relating to the development or use of Intellectual Property, the development or transmission of data, or the use, modification, framing, linking, advertisement, or other practices with respect to Internet web sites.

“Material Adverse Effect” means any circumstance, change in, or effect on the business of the Company or any Subsidiary that, individually or in the aggregate with any other circumstances, changes in, or effects on, the business of the Company, the Company or any Subsidiary is materially adverse to the business, operations, assets or Liabilities (including, without limitation, contingent liabilities), results of operations or the financial condition of the Company and its Subsidiaries, taken as a whole; provided, however, that “Material Adverse Effect” shall not include any circumstances, change in or effect on the business of the Company, the Company or any Subsidiary directly or indirectly arising out of or attributable to (i) changes in general economic conditions or capital or financial markets generally, including any interest or exchange rates generally, (ii) any change in conditions (including change in general legal, regulatory, political, economic or business conditions or any change in U.S. GAAP or Australian GAAP) in or otherwise generally affecting industries in which the Company and its Subsidiaries conduct business, (iii) any natural disaster, hostilities, act of terrorism or war (whether or not threatened, pending or declared) or the escalation or material worsening of any such natural disaster, hostilities, acts of terrorism or wars, (iv) any actions taken by the Company or its Subsidiaries or omitted to be taken by the Company or its Subsidiaries pursuant to the terms of this Agreement, or (v) the negotiations, execution, announcement or consummation of this Agreement and the transactions contemplated hereby, including any impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners or employees.

“Owned Intellectual Property” means all Intellectual Property owned by the Company or any Subsidiary, including all Intellectual Property set forth on Section 3.17 of the Disclosure Schedule.

“Patents” means United States, foreign and international patents, patent applications and statutory invention registrations, including reissues, divisions, continuations, continuations-in-part, extensions and reexaminations thereof, all inventions disclosed therein and improvements thereto, and all rights therein provided by international treaties and conventions.

“Permitted Encumbrances” means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced and be continuing as of the Closing: (a) liens for Taxes, assessments and governmental charges or levies not yet due and payable; (b) Encumbrances imposed by Law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s liens and other similar legal liens arising in the ordinary course of business securing obligations that (i) are not overdue for a period of more than 30 days, provided that such Encumbrances are not being contested in good faith and (ii) are not in excess of $10,000 in the case of a single property or $50,000 in the aggregate at any time; (c) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; (d) liens to secure Indebtedness covering only the assets acquired with such Indebtedness, including accessions, additions, parts, attachments, improvements, fixtures and leasehold improvements or proceeds related thereto; and (e) liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation or exportation of goods.

“Person” means any individual, partnership, limited liability company, firm, corporation, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.

“Purchaser Common Stock” means the common stock of the Purchaser, par value $0.001 per share.

“Purchaser Disclosure Schedule” means the disclosure schedules of the Purchaser, attached hereto, dated as of the date hereof, and forming a part of this Agreement.

“Purchaser Material Adverse Effect” means any circumstance, change in, or effect on Purchaser that, individually or in the aggregate with any other circumstances, changes in, or effects on, the business of Purchaser, Purchaser or any of Purchaser’s subsidiaries is materially adverse to the business, operations, assets or Liabilities (including, without limitation, contingent liabilities), results of operations or the financial condition of Purchaser; provided, however, that “Purchaser Material Adverse Effect” shall not include any circumstances, change in or effect on the business of the Purchaser or any subsidiary of the Purchaser directly or indirectly arising out of or attributable to: (i) changes in general economic conditions or capital or financial markets generally, including any interest or exchange rates generally, (ii) any change in conditions (including change in general legal, regulatory, political, economic or business conditions or any change in U.S. GAAP) in or otherwise generally affecting industries in which the Purchaser or its subsidiaries conduct business, (iii) any natural disaster, hostilities, act of terrorism or war (whether or not threatened, pending or declared) or the escalation or material worsening of any such natural disaster, hostilities, acts of terrorism or wars, (iv) any actions taken by the Purchaser or its subsidiaries or omitted to be taken by the Purchaser or its subsidiaries pursuant to the terms of this Agreement, (v) any decrease in Purchaser’s stock price, or (vi) the negotiations, execution, announcement or consummation of this Agreement and the transactions contemplated hereby, including any impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners or employees.

“Receivables” means any and all accounts receivable, notes and other amounts receivable by the Company or any Subsidiary from third parties, including, without limitation, customers, arising from the conduct of the Company’s business or otherwise before the Closing Date, whether or not in the ordinary course, together with all unpaid financing charges accrued thereon.

“Reference Balance Sheet” means the unaudited consolidated balance sheet (including the related notes and schedules thereto) of the Company and the Subsidiaries, dated as of May 31, 2005 and prepared in accordance with Australian GAAP, a copy of which is set forth in Section 3.08 of the Disclosure Schedule.

“Reference Balance Sheet Date” means the date of the Reference Balance Sheet.

“Regulations” means either (i) the Treasury Regulations (including Temporary Regulations) promulgated by the United States Department of Treasury with respect to the Code or other federal tax statutes, or (ii) rulings and other determinations made by the Australian Taxation Office with respect to any Taxes, as applicable.

“Release” means disposing, discharging, injecting, spilling, leaking, leaching, dumping, emitting, escaping, emptying, seeping, placing and the like into or upon any land or water or air or otherwise entering into the environment.

“Remedial Action” means all action to (i) clean up, remove, treat or handle in any other way Hazardous Materials in the environment, (ii) prevent the Release of Hazardous Materials so that they do not migrate, endanger or threaten to endanger public health or the environment, or (iii) perform remedial investigations, feasibility studies, corrective actions, closures and post-remedial or post-closure studies, investigations, operations, maintenance or monitoring in relation to any known or suspected Hazardous Materials.

“SEC” means the United States Securities and Exchange Commission.

“SEC Reports” means the reports filed by Purchaser pursuant to Sections 12, 13(a), 14(a) and 15(d) of the Exchange Act.

“Sellers’ Representative” means Peter Johnson, or such other Person who may be appointed as Sellers’ Representative in accordance with the provisions of Section 11.11.

“Significant Customer” means any customer of the Company or any Subsidiary that accounted for more than $100,000 in gross revenue to the Company over the 12-month period ended March 31, 2005, or that is reasonably expected to account for more than $100,000 in gross revenue to the Company over the 12-month period ending March 31, 2006.

“Software” means computer software, programs and databases in any form, including Internet web sites, web content and links, member or user lists and information associated therewith, source code, object code, operating systems and specifications, data, databases, database management code, utilities, graphical user interfaces, menus, images, icons, forms, methods of processing, software engines, platforms, and data formats, all versions, updates, corrections, enhancements and modifications thereof, and all related documentation, developer notes, comments and annotations.

“Subsidiaries” means Protocom Development Systems Limited, a corporation organized under the laws of England and Wales; Protocom Consulting Limited, a corporation organized under the laws of England and Wales; Protocom Development Systems Europe BV, a corporation organized under the laws of the Netherlands; Protocom Development Systems Limited, a Delaware corporation; and Protocom Development System (Proprietary) Limited, a corporation organized under the laws of South Africa.

“Superannuation Commitment” means any legal liability (whether arising under the Superannuation Guarantee (Administration) Act (Cth) 1992, an industrial award or agreement or otherwise) or voluntary commitment to make contributions to any superannuation fund, pension scheme or other arrangement that will provide directors or employees of any of the Subsidiaries or their respective dependants with pensions, annuities, lump sum or any other payments upon retirement or earlier death or otherwise.

“Superannuation Fund” means the superannuation fund(s) established or administered by the Company.

“Tangible Personal Property” means machinery, equipment, tools, supplies, furniture, fixtures, vehicles, and other tangible personal property with a value in excess of $10,000 individually.

“Tax” or “Taxes” means any and all taxes, fees, levies, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority, including, without limitation: taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, transfer pricing, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs duties, tariffs, and similar charges; and in Australia includes any and all taxes under the Income Tax Assessment Act 1936 and Income Tax Assessment Act 1997.

“Taxing Authority” means any taxing or other any other Governmental Body responsible for the administration of any Tax.

“Tax Return” means any return, report or statement required to be filed with respect to any Tax (including any attachments thereto, and any amendment thereof) including any information return, claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, combined, consolidated or unitary returns for any group of entities that includes the person being referred to.

“Trade Secrets” means trade secrets, know-how and other confidential or proprietary technical, business and other information, including manufacturing and production processes and techniques, inventions, research and development information, technology, drawings, specifications, designs, plans, proposals, technical data, financial, marketing and business data, pricing and cost information, business and marketing plans, customer and supplier lists and information, and all rights in any jurisdiction to limit the use or disclosure thereof.

“Trademarks” means trademarks, service marks, trade dress, logos, trade names, corporate names, URL addresses, domain names and symbols, slogans and other indicia of source or origin, including the goodwill of the business symbolized thereby or associated therewith, common law rights thereto, registrations and applications for registration thereof throughout the world, all rights therein provided by international treaties and conventions.

“Trust Deed” means the trust deed (as amended) referred to in the definition of Superannuation Fund under which the Superannuation Fund was established and is administered.

“U.S. GAAP” means United States generally accepted accounting principles and practices as in effect from time to time and applied consistently throughout the periods involved.

Section 1.02 Interpretation.

(a) Except as expressly stated otherwise, all references to “dollars” or “$” in this Agreement are United States dollars, whether or not indicated.

(b) All references in this Agreement, whether or not indicated, shall include their Australian equivalent, unless the context indicates otherwise. In particular, matters of securities laws and related terminology shall have the equivalent meaning under the Australian Corporations Act (Cth) 2001.

ARTICLE II

PURCHASE AND SALE

Section 2.01 Purchase and Sale of the Shares. Upon the terms and subject to the conditions of this Agreement, at the Closing, each Seller shall sell and convey to the Purchaser, and the Purchaser shall purchase from each Seller, the number of Shares specified opposite such Seller’s name on Schedule 1.

Section 2.02 Purchase Price; Exhibit for Sellers; ESOP Payment.

(a) The aggregate purchase price (the “Purchase Price”) for the Shares shall consist of the following consideration:

(i) cash consideration in the amount of $21,000,000, minus the ESOP Consideration (the “Initial Cash Consideration”);

(ii) stock consideration consisting of 1,650,000 shares of Purchaser Common Stock (the “Initial Stock Consideration”); and

(iii) the Earn-Out Consideration (defined below), to the extent payable pursuant to Section 2.07.

(b) Schedule 1 sets forth for each Seller the following information:

(i) the number of Shares that such Seller is selling and conveying to the Purchaser;

(ii) the amount of the Initial Cash Consideration and Initial Stock Consideration (together, the “Initial Consideration”) to be paid to such Seller at Closing, after deducting the amount to be held pursuant to the Escrow Agreement in accordance with Section 2.06;

(iii) the amount of such Seller’s Initial Consideration to be held in escrow in accordance with Section 2.06; and

(iv) the respective portion of the Earn-Out Consideration to be paid to such Seller, if and when payable pursuant to Section 2.07.

(c) At Closing, Purchaser shall make the payments to and on behalf of the ESOP participants in the amounts and in the manner described in Section 5.12(b) (the “ESOP Consideration”) and as set forth on Schedule 1, but after deducting the amounts to be held pursuant to the Escrow Agreement in accordance with Section 2.06.

Section 2.03 Closing. Upon the terms and subject to the conditions of this Agreement, the sale and purchase of the Shares contemplated by this Agreement shall take place at a closing (the “Closing”) to be held at the offices of Heller Ehrman LLP at 275 Middlefield Road, Menlo Park, California at such time and date as the Sellers’ Representative and the Purchaser may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”). The parties hereto agree to use all reasonable efforts to cause the Closing to occur by August 5, 2005 (understanding that this is a target date and not a legally binding date on the parties hereto).

Section 2.04 Closing Deliveries by the Sellers. At the Closing, the Sellers shall deliver or cause to be delivered to the Purchaser:

(a) stock certificates evidencing the Shares duly endorsed in blank, or accompanied by stock powers duly executed in blank, in form reasonably satisfactory to the Purchaser and with all required stock transfer tax stamps affixed (which, if applicable, shall be paid by the appropriate party pursuant to Section 7.07);

(b) a receipt for the Initial Cash Consideration, executed by each of the Sellers; and

(c) the certificates and other documents required to be delivered pursuant to Section 8.02.

Section 2.05 Closing Deliveries by the Purchaser. At the Closing, the Purchaser shall deliver or cause to be delivered to the Sellers:

(a) the Initial Cash Consideration, paid by wire transfer of immediately available funds to the accounts of each of the Sellers as they shall designate at least three Business Days prior to the Closing Date;

(b) irrevocable instructions, executed by Purchaser and delivered to Purchaser’s transfer agent, instructing the transfer agent to issue and deliver the Initial Stock Consideration to the Sellers; provided, however that certificates representing the Initial Stock Consideration shall be delivered to each of the Sellers within 10 Business Days after the Closing Date; and

(c) the certificates and other documents required to be delivered pursuant to Section 8.01.

Section 2.06 Escrow. Prior to Closing, the Purchaser shall select an escrow agent (the “Escrow Agent”) that shall be reasonably satisfactory to the Sellers’ Representative.

The Escrow Agent shall be located in the United States. In order to provide indemnification in accordance with Articles VII and IX of this Agreement, at the Closing, the Purchaser shall deliver a portion of the Initial Consideration consisting of $3,150,000 of the Initial Cash Consideration (the “Cash Escrow Amount”) and a stock certificate or certificates representing 247,500 shares of the Initial Stock Consideration (the “Escrow Fund”) to the Escrow Agent. The Escrow Agent shall hold the Escrow Fund to settle any indemnification claims that the Purchaser Indemnified Parties may have pursuant to Articles VII and IX. The Escrow Fund shall be administered and distributed pursuant to this Agreement and the terms of the Escrow Agreement.

Section 2.07 Earn-Out Consideration.

(a) As promptly as practicable, and in any event within five Business Days following the final determination of the Gross Revenue and the Earn-Out Consideration pursuant to this Section 2.07, Purchaser shall, or cause Purchaser’s transfer agent to, issue and deliver to the Sellers, in the proportionate amounts set forth on Schedule 1 hereto, the number of shares of Purchaser Common Stock (the “Earn-Out Consideration”) as calculated in accordance with this Section 2.07. The Earn-Out Consideration shall be based on the Company’s Gross Revenue from July 1, 2005 through June 30, 2006 (the “Earn-Out Period”) and shall be calculated as follows:

(i) if the Gross Revenue during the Earn-Out Period equals or exceeds $18,700,000, then the Earn-Out Consideration shall equal 2,100,000 shares of Purchaser Common Stock;

(ii) if the Gross Revenue during the Earn-Out Period is less than $13,600,000, then the Earn-Out Consideration shall equal zero; and

(iii) if the Gross Revenue during the Earn-Out Period is equal to or greater than $13,600,000, but less than $18,700,000, then the Earn-Out Consideration shall be calculated as follows: X = A - ((B-C)/2.4285)

Where:	X =	Shares of Purchaser Common Stock to be issued as Earn-Out Consideration

	A =	2,100,000

	B =	18,700,000

	C =	Gross Revenue for Earn-Out Period

(b) As promptly as practicable, and in any event within 90 days, after the expiration of the Earn-Out Period, Purchaser shall deliver to the Sellers’ Representative a statement (the “Earn-Out Statement”) setting forth in full detail Purchaser’s calculation of the Gross Revenue for the Earn-Out Period and Purchaser’s calculation of the Earn-Out Consideration, such statement to be prepared in accordance with U.S. GAAP on a basis consistent with the accounting principles and revenue recognition policies followed by Purchaser in the preparation of its financial statements contained in the SEC Reports. The Earn-Out Statement shall be accompanied by a certificate of the Chief Financial Officer of the Purchaser certifying that the Gross Revenue was calculated in accordance with this Agreement and is true and correct in all material respects.

(c) The Sellers’ Representative may, by providing written notice to Purchaser within 30 days from receipt of the Earn-Out Statement (the “Review Period”), dispute any item contained in the Earn-Out Statement, including, but not limited to, the calculation of the Gross Revenue. In the event of such a dispute, the Sellers’ Representative and the Purchaser shall attempt in good faith to resolve the matter or matters in dispute, and any resolution by them as to any disputed amounts shall be final, binding and conclusive on the parties hereto. If the Sellers’ Representative and the Purchaser are unable to reach a resolution within 10 days after the receipt by the Purchaser of the Sellers’ Representative written notice of the dispute, the Sellers’ Representative and the Purchaser shall submit the items remaining in dispute for resolution to an independent accounting firm of international reputation mutually acceptable to the Sellers’ Representative and the Purchaser (the “Independent Accounting Firm”), which shall, within 30 days after such submission, determine and report to the Sellers’ Representative and the Purchaser upon such remaining disputed items, and such report shall be final, binding and conclusive on the Sellers and the Purchaser (the “Earn-Out Audit”). The Purchaser shall make available such books and records that are necessary for the Earn-Out Audit, the review of the Earn-Out Statement and Purchaser’s calculation of the Gross Revenue. Purchaser agrees to permit the Independent Accounting Firm, during normal business hours, to have reasonable access to, and to examine and make copies of, such books and records of Purchaser and its subsidiaries that are necessary to conduct the Earn-Out Audit. Notwithstanding anything to the contrary in this Section 2.07, the amount of Earn-Out Consideration that is not otherwise subject to dispute at the end of the Review Period (or earlier, if Sellers’ Representative delivers a certification to Purchaser that it will not dispute such portion of the Earn-Out Statement) shall be deemed finally determined and thereupon payable pursuant to Section 2.07(a).

(d) In the event the Earn-Out Audit reveals that the difference between (i) the final Gross Revenue, as determined by the Earn-Out Audit, and (ii) the Gross Revenue, as set forth in the Earn-Out Statement, is greater than $250,000, then the Purchaser shall pay for the reasonable third party costs and expenses of such audit, including the fees of the Independent Accounting Firm. Any additional Earn-Out Consideration determined to be payable to the Sellers through good faith discussion or by the designated accounting firm shall be paid to the Sellers’ Representative within ten Business Days of the resolution of such dispute.

(e) During the Earn-Out Period, Purchaser shall, and shall cause the Company and its Subsidiaries to, be operated in a commercially reasonable and good faith manner, and Purchaser shall not, without the prior written consent of the Sellers’ Representative, take any action regarding the sales, marketing, development, human resources or technical support of the Company’s products or services that is, or reasonably would be expected to be, individually or in the aggregate, materially adverse to Purchaser, the Company, or the Gross Revenue during the Earn-out Period.

(f) Notwithstanding the provisions of Section 2.07(a), (i) in the event of a Change of Control of the Purchaser prior to the expiration of the Earn-Out Period or (ii) if Purchaser breaches any of its obligations and duties under Section 2.07(e), and such breach has not been cured within 30 days after receiving written notice thereof from Sellers’ Representative, then in each such case, Purchaser shall pay the full amount of the Earn-Out Consideration to the Sellers, in the amounts set forth on Schedule 1 hereto, within 5 Business Days of either of such event.

Section 2.08 Registration Rights.

Commencing one year after the Closing Date, if, for a period of more than 30 days in the 12-month period following the first anniversary of the Closing Date, the Purchaser has not satisfied the conditions set forth in Rule 144(c) under the Securities Act for any resale by the Sellers of the Stock Consideration, the Purchaser shall then file with the SEC, as soon as practicable thereafter, a shelf registration statement on an appropriate form covering the resale of the Stock Consideration (the “Registration Statement”). Purchaser shall use commercially reasonable efforts to have the Registration Statement, and each amendment thereto, declared effective by the SEC within 90 days of the filing, and to maintain the effectiveness of such Registration Statement until the earlier of (i) the second anniversary of the effective date of the Registration Statement, or (ii) such time as when all Sellers would be able to sell all Stock Consideration then held by them pursuant to Rule 144(k) under the Securities Act. The Sellers shall cooperate with the Purchaser and its counsel, and shall furnish the same with all information reasonably required by law or otherwise, in connection with the Registration Statement. All fees and expenses of incurred in connection with the preparation and filing of the Registration Statement shall be borne by the Purchaser.

Section 2.09 Restricted Stock.

(a) The Initial Stock Consideration and the Earn-Out Consideration (together, the “Stock Consideration”) will not be registered under the Securities Act of 1933, as amended (the “Securities Act”) and Purchaser shall have no obligation to register such shares under the Securities Act. Accordingly, the certificates representing the Stock Consideration shall bear the following restrictive legend:

THE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”), OR ANY STATE SECURITIES LAWS. THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE OFFERED, SOLD, ASSIGNED, PLEDGED, OR OTHERWISE TRANSFERRED UNLESS REGISTERED OR QUALIFIED PURSUANT TO THE PROVISIONS OF THE ACT AND APPLICABLE STATE AND FOREIGN SECURITIES LAWS, OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER IS DELIVERED TO THE COMPANY STATING THAT SUCH OFFER, SALE, ASSIGNMENT, PLEDGE, OR TRANSFER IS EXEMPT FROM SUCH REGISTRATION OR QUALIFICATION.

(b) Purchaser shall use commercially reasonable efforts to cause the foregoing legends to be removed when and as such removal is permitted under the Securities Act, including under Rule 144 and Rule 144(k) promulgated thereunder.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

As an inducement to the Purchaser to enter into this Agreement, and except as set forth in the Disclosure Schedule, each of the Sellers hereby represents and warrants to the Purchaser as follows:

Section 3.01 Organization, Authority and Qualification of the Sellers. Except as otherwise provided in Section 11.12 with respect to Equity Partners, each Seller that is a corporation: (i) is duly organized and validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary power and authority to enter into this Agreement and the Ancillary Agreements, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby; and (ii) the execution and delivery of this Agreement and the Ancillary Agreements by such Seller, the performance by such Seller of its obligations hereunder and thereunder and the consummation by such Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of such Seller. Each Seller that is an individual has all legal capacity to enter into this Agreement and the Ancillary Agreements, to carry out his or her obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement has been, and upon execution each of the Ancillary Agreements shall have been, duly executed and delivered by each Seller, and (assuming due authorization, execution and delivery by the Purchaser) this Agreement constitutes, and upon its execution each of the Ancillary Agreements will constitute, a legal, valid and binding obligation of each Seller enforceable against each Seller in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium or similar Laws affecting or relating to creditor’s rights generally, and subject to general principles of equity.

Section 3.02 Organization, Authority and Qualification of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Australia (including the Corporations Law) and has all necessary corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the business of the Company and the Subsidiaries as it is currently conducted. The Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary or desirable, other than in such jurisdictions where the failure to be so qualified or licensed would not individually or in the aggregate have a Material Adverse Effect, and all such jurisdictions where the Company is so licensed or qualified are set forth in Section 3.02 of the Disclosure Schedule. All material corporate actions taken by the Company have been duly authorized, and the Company has not taken any material action that conflicts with, constitutes a default under or results in a violation of any provision of its charter or bylaws. True and correct copies of the charter and bylaws of the Company, each as in effect on the date hereof, have been delivered by the Sellers to the Purchaser.

Section 3.03 Capital Stock of the Company; Ownership of the Shares.

(a) As of the date hereof: (i) 10,000,000 shares of Common Stock and 3,336,100 shares of Series A Shares are issued and outstanding, all of which are validly issued, fully paid and non-assessable and are owned beneficially and of record solely by the Sellers free and clear of all Encumbrances, and (ii) 574,060 shares of Series A Shares are issuable upon exercise of the Series A Option.

(b) At the Closing, the Series A Option will expire, to the extent not exercised or canceled prior to that time.

(c) None of the issued and outstanding Shares was issued in violation of any preemptive rights. Except for the Series A Option, there are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of the Company or obligating any of the Sellers or the Company to issue or sell any shares of capital stock of, or any other interest in, the Company. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any Shares or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

(d) As of the Closing, the Shares shall constitute all the issued and outstanding capital stock of the Company and shall be owned of record and beneficially held solely by the Sellers free and clear of all Encumbrances, except that Equity Partners is the registered holder of its Shares for the account of Equity Partners 2 Trust. Upon consummation of the transactions contemplated by this Agreement and registration of the Shares in the name of the Purchaser in the stock records of the Company, the Purchaser will own all the issued and outstanding capital stock of the Company free and clear of all Encumbrances. Upon consummation of the transactions contemplated by this Agreement, the Shares will be fully paid and non-assessable.

(e) Except as set forth in Section 3.03(e) of the Disclosure Schedule, there are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Shares.

(f) The stock register of the Company accurately records: (i) the name and address of each Person owning, and having owned, shares of capital stock of the Company and (ii) the certificate number of each certificate evidencing shares of capital stock issued by the Company, the number of shares evidenced by each such certificate, the date of issuance thereof and, in the case of cancellation, the date of cancellation.

Section 3.04 Subsidiaries.

(a) Section 3.04(a) of the Disclosure Schedule lists for each Subsidiary its name, type of entity, the jurisdiction and date of its incorporation or organization, its authorized capital stock, the number and type of its issued and outstanding shares of capital stock, and the current ownership of such shares.

(b) Other than the Subsidiaries, there are no other corporations, partnerships, joint ventures, associations or other entities in which the Company owns, of record or beneficially, any direct or indirect equity or other interest or any right (contingent or otherwise) to acquire the same. Other than the Subsidiaries, the Company is not a member of (nor is any part of the Company’s business conducted through) any partnership. The Company is not a party to any joint venture or similar arrangement.

(c) Each Subsidiary: (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) has all necessary corporate power and authority to own, operate or lease the properties and assets owned, operated or leased by such Subsidiary and to carry on its business as is currently conducted by such Subsidiary, and (iii) is duly licensed or qualified to do business in all material respects, and is in good standing in all material respects, in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary or desirable other than in such jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect.

(d) All the outstanding shares of capital stock of each Subsidiary that is a corporation are validly issued, fully paid, non-assessable, free of preemptive rights and are owned by the Company, whether directly or indirectly, free and clear of all Encumbrances.

(e) Except as set forth in Section 3.04(e) of the Disclosure Schedule, there are no options, warrants, convertible securities, or other rights, agreements, arrangements or commitments of any character relating to the capital stock of any Subsidiary or obligating any of the Sellers, the Company or any Subsidiary to issue or sell any shares of capital stock of, or any other interest in, any Subsidiary.

(f) All material corporate actions taken by each Subsidiary have been duly authorized and no Subsidiary has taken any material action that in any respect conflicts with, constitutes a default under or results in a violation of any provision of its charter or bylaws (or similar organizational documents). True and complete copies of the charter and bylaws (or similar organizational documents), in each case as in effect on the date hereof, of each Subsidiary have been made available by the Sellers to the Purchaser.

(g) No Subsidiary is a member of (nor is any part of its business conducted through) any partnership nor is any Subsidiary a participant in any joint venture or similar arrangement.

(h) Except as set forth in Section 3.04(h) of the Disclosure Schedule, there are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any shares of capital stock of or any other interests in any Subsidiary.

Section 3.05 Corporate Books and Records. The minute books of the Company and the Subsidiaries contain materially accurate records of all meetings and accurately reflect all material actions taken by the stockholders, boards of directors and all committees of the boards of directors of the Company and the Subsidiaries. Complete and accurate copies of all such minute books and of the stock register (or the Company Register which includes the registers and journals of the Company maintained pursuant to the Corporations Law, howsoever described) of the Company and each Subsidiary have been made available by the Sellers to the Purchaser.

Section 3.06 No Conflict. Assuming that all consents, approvals, authorizations and other actions described in Section 3.07 have been obtained and all filings and notifications listed in Section 3.07 of the Disclosure Schedule have been made, the execution, delivery and performance of this Agreement and the Ancillary Agreements by the Sellers and, where applicable, the Sellers’ Representative do not and will not: (i) violate, conflict with or result in the breach of any provision of the charter or bylaws (or similar organizational documents) of any Seller that is not an individual, the Company or any Subsidiary, (ii) conflict with or violate any Law or Governmental Order in effect as of the date hereof that is applicable to any Seller, the Company, any Subsidiary or the business of the Company or any Subsidiary, or (iii) except as set forth in Section 3.06(iii) of the Disclosure Schedule, conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on any of the Shares or on any of the assets or properties of the Company or any Subsidiary pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Company or any Subsidiary is a party or by which any of the Shares or any of such assets or properties is bound or affected, except in the case of clauses (i) (but only with respect to the Subsidiaries), (ii) and (iii), as would not have a Material Adverse Effect.

Section 3.07 Governmental Consents and Approvals. The execution, delivery and performance of this Agreement and the Ancillary Agreements by the Sellers and, when applicable, the Sellers’ Representative do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to any Governmental Authority, except: (i) as described in Section 3.07 of the Disclosure Schedule, (ii) any consents and approvals required under the FATA, (iii) where the failure to obtain such consent, approval, authorization or action, or to make such filing or notification would not have a Material Adverse Effect, or (iv) as may be necessary as a result of any facts or circumstances related to the Purchaser.

Section 3.08 Financial Information, Books and Records.

(a) The Sellers have delivered to Purchaser true and complete copies of: (i) the audited consolidated balance sheet of the Company for each of the three fiscal years ended June 30, 2004, 2003 and 2002 and the related audited consolidated statements of income, retained earnings and cash flows, together with all related notes and schedules thereto and, accompanied by the reports thereon of the Company’s accountants (collectively referred to herein as the “Financial Statements”), and (ii) the Reference Balance Sheet.

(b) The Financial Statements and Reference Balance Sheet have been prepared in accordance with Australian GAAP (except that the Reference Balance Sheet does not contain notes and is subject to period-end adjustments), applied on a basis consistent with the past practices of the Company. The Financial Statements and the Reference Balance Sheet: (i) were prepared in accordance with the books of account and other financial records of the Company and the Subsidiaries; and (ii) present fairly (including all adjustments necessary to present fairly) in all material respects the consolidated financial condition and results of operations of the Company and the Subsidiaries as of the dates thereof or for the periods covered thereby (except as otherwise noted therein and subject, in the case of unaudited statements, to normal and recurring period-end adjustments.

(c) The books of account and other financial records of the Company and the Subsidiaries are in all material respects complete and correct, and do not contain or reflect any material inaccuracies or discrepancies.

(d) Section 3.08(d) of the Disclosure Schedule contains a complete list of all bank accounts (including bank name, address, contact information and account numbers) maintained by the Company and each Subsidiary.

Section 3.09 No Undisclosed Liabilities. As of the date of this Agreement, there are no Liabilities of the Company or any Subsidiary, other than Liabilities: (i) reflected or reserved against on the Reference Balance Sheet, (ii) disclosed in Section 3.09 of the Disclosure Schedule, (iii) incurred in connection with the transactions contemplated hereby, or (iv) incurred since the date of the Reference Balance Sheet in the ordinary course of business, consistent with the past practice, of the Company and the Subsidiaries and that do not exceed $25,000 individually. Reserves are reflected on the Reference Balance Sheet against all Liabilities of the Company and the Subsidiaries in amounts that have been established on a basis consistent with the past practices of the Company and the Subsidiaries and in accordance with Australian GAAP.

Section 3.10 Accounts Receivable and Contract Wins. As of the Closing Date, the Company will have (i) accounts receivable, no older than 30 days and excluding any transactions with Company Affiliates, (ii) firm contract wins, excluding any transactions with Company Affiliates, and (iii) cash and cash equivalents, with the aggregate value of (i), (ii) and (iii) equal to, or in excess of, the Closing Expenses.

Section 3.11 Conduct in the Ordinary Course. Since June 30, 2004 and except as contemplated by this Agreement or as disclosed in Section 3.11 of the Disclosure Schedule, the business of the Company and each Subsidiary has been conducted in the ordinary course and consistent with past practice. As amplification and not limitation of the foregoing, since June 30, 2004, except as contemplated by this Agreement or disclosed in Section 3.11 of the Disclosure Schedule, neither the Company nor any Subsidiary has:

(i) permitted or allowed any of the assets or properties (whether tangible or intangible) of the Company or any Subsidiary to be subjected to any Encumbrance, other than Permitted Encumbrances and Encumbrances that will be released at or prior to the Closing;

(ii) except in the ordinary course of the Company’s business consistent with past practice, discharged or otherwise obtained the release of any Encumbrance or paid or otherwise discharged any Liability, other than current liabilities reflected on the Reference Balance Sheet and current liabilities incurred in the ordinary course of the business of the Company or its Subsidiaries;

(iii) made any loan to, guaranteed any Indebtedness of or otherwise incurred any Indebtedness on behalf of any Person greater than $10,000 individually or $25,000 in the aggregate;

(iv) failed to pay any creditor any amount owed in excess of $10,000 individually, or $25,000 in the aggregate, when due;

(v) redeemed any of the capital stock or declared, made or paid any dividends or distributions (whether in cash, securities or other property) to the holders of capital stock of the Company or any Subsidiary, other than dividends, distributions and redemptions declared, made or paid by any Subsidiary solely to the Company;

(vi) made any material changes in the Company’s methods of selling and pricing existing products and services of the Company;

(vii) merged with, entered into a consolidation with or acquired an interest of 5% or more in any Person or acquired a substantial portion of the assets or business of any Person or any division or line of business thereof, or otherwise acquired any material assets other than in the ordinary course of the Company’s business consistent with past practice;

(viii) made any capital expenditure or commitment for any capital expenditure in excess of $25,000 individually or $100,000 in the aggregate;

(ix) sold, transferred, leased, subleased, licensed or otherwise disposed of any material properties or assets, real, personal or mixed (including, without limitation, leasehold interests and intangible assets), other than the sale of the Company’s products and services in the ordinary course of the Company’s business consistent with past practice;

(x) issued or sold any capital stock, notes, bonds or other securities, or any option, warrant or other right to acquire the same, of, or any other interest in, the Company or any Subsidiary, other than the issuance of the Series A Option;

(xi) other than in the ordinary course of the Company’s business, consistent with past practice, entered into any agreement, arrangement or transaction with any of its directors, officers, employees or shareholders;

(xii) (A) granted any increase, or announced any increase or made any alteration to the wages, salaries, compensation, bonuses, incentives, pension or other benefits payable by the Company or any Subsidiary to any of its employees, including, without limitation, any increase or change pursuant to any Plan, or (B) established or increased or promised to increase any benefits under any Plan, in either case of (A) or (B) except as required by Law or any collective bargaining agreement or involving ordinary increases consistent with the past practices of the Company or such Subsidiary;

(xiii) written down or written up the value of any receivables or revalued any assets of the Company or any Subsidiary other than in the ordinary course of the Company’s business;

(xiv) amended, terminated, canceled or compromised any material claims of the Company or any Subsidiary or waived any other rights of substantial value to the Company or any Subsidiary;

(xv) made any material change in any method of accounting or accounting practice or policy used by the Company or any Subsidiary, other than such changes required by Australian GAAP or disclosed in Section 3.11 of the Disclosure Schedule;

(xvi) allowed any Permit or Environmental Permit, in each case reasonably necessary to conduct the Company’s business as currently conducted, to lapse or terminate or failed to renew any such Permit or Environmental Permit or any material insurance policy that is scheduled to terminate or expire within 45 calendar days of the Closing Date;

(xvii) incurred any Indebtedness, in excess of $25,000 individually or $50,000 in the aggregate;

(xviii) materially amended, modified or consented to the termination of any Material Contract or the Company’s or any Subsidiary’s rights thereunder;

(xix) amended or restated the charter or the bylaws (or other organizational documents) of the Company or any Subsidiary;

(xx) except as contemplated hereby, terminated, discontinued, closed or disposed of any plant, facility or other business operation, or laid off or made redundant any employees or implemented any early retirement, separation or program providing early retirement, redundancy or window benefits within the meaning of Section 1.401(a)-4 of the Regulations or announced or planned any such action or program for the future, outside the ordinary course of business;

(xxi) made any material election or settled or compromised any material liability, in each case with respect to Taxes of the Company or any Subsidiary;

(xxii) suffered any casualty loss or damage with respect to any of the Company’s assets which in the aggregate have a replacement cost of more than $25,000, whether or not such loss or damage shall have been covered by insurance;

(xxiii) suffered any Material Adverse Effect; or

(xxiv) agreed, whether in writing or otherwise, to take any of the actions specified in this Section 3.11 or granted any options to purchase, rights of first refusal, rights of first offer or any other similar rights or commitments with respect to any of the actions specified in this Section 3.11, except as expressly contemplated by this Agreement.

Section 3.12 Litigation. There are no Actions by or against the Company or any Subsidiary (or by or against any of the Sellers or any Affiliate thereof and relating to the business of the Company or any Subsidiary), or affecting any of the Company’s assets or the business of the Company or any Subsidiary (or, to the knowledge of the Sellers, threatened to be brought by or against the Company or any Subsidiary). Except as set forth in Section 3.12 of the Disclosure Schedule, none of the Company, the Subsidiaries nor any of the Company’s assets is subject to any Governmental Order (nor, to the knowledge of the Sellers, are there any such Governmental Orders threatened to be imposed by any Governmental Authority) which has a Material Adverse Effect or affects the legality, validity or enforceability of this Agreement or any of the Ancillary Agreements or the consummation of the transactions contemplated by this Agreement or thereby.

Section 3.13 Certain Interests.

(a) Except as set forth in Section 3.13(a) of the Disclosure Schedule, no Seller, officer or director of the Company or any Subsidiary:

(i) has any direct or indirect financial interest in any competitor, supplier or customer of the Company or any Subsidiary, provided, however, that the ownership of securities representing no more than 1% of the outstanding voting power of any competitor, supplier or customer, and which are listed on any national securities exchange or traded actively in the national over-the-counter market, shall not be deemed to be a “financial interest” so long as the Person owning such securities has no other connection or relationship with such competitor, supplier or customer;

(ii) owns, directly or indirectly, in whole or in part, or has any other interest in any tangible or intangible property that the Company or any Subsidiary uses in the conduct of the business or otherwise; or

(iii) has outstanding any Indebtedness to the Company or any Subsidiary.

(b) No officer or director of the Company or any Subsidiary has outstanding any Indebtedness to any of the Sellers.

(c) Except as set forth in Section 3.13(c) of the Disclosure Schedule, neither the Company nor any Subsidiary has any Liability to any officer or director of the Company or any Subsidiary or to any Seller, other than an obligation to pay wages or other compensation or other benefits in the ordinary course of the Company’s business and consistent with past practices.

Section 3.14 Compliance with Laws; Permits.

(a) Except as set forth in Section 3.14(a) of the Disclosure Schedule, the Company and the Subsidiaries have each conducted and continue to conduct the business of the Company, in all material respects, in accordance with all Laws, Permits, and Governmental Orders applicable to the Company or any Subsidiary or any of the Company’s assets, and none of the Company nor any Subsidiary is in material violation of any such Law, Permit or Governmental Order. Each of the Company and the Subsidiaries has filed all annual returns (or annual statements, howsoever described), resolutions, particulars, other forms, returns and documents as and where required to be filed or registered under the Corporations Law, such returns and forms were accurate in all material respects, and to the knowledge of the Sellers none of the Subsidiaries is liable to be struck off the register of companies.

(b) Section 3.14(b) of the Disclosure Schedule sets forth a brief description of each material Governmental Order applicable to the Company or any Subsidiary, and no such Governmental Order has a Material Adverse Effect or could reasonably be expected to affect the legality, validity or enforceability of this Agreement or any of the Ancillary Agreements or the consummation of the transactions contemplated by this Agreement or thereby.

(c) Each of the Company and the Subsidiaries is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, consents, approvals and orders of any Governmental Authority reasonably necessary for each of the Company or the Subsidiaries to own, lease and operate its properties or to carry on the business as it is now being conducted (the “Permits”). As of the date hereof, no suspension or cancellation of any of the Permits is pending or, to the knowledge of the Sellers, threatened. Neither the Company nor any Subsidiary is in material conflict with, or in material default, breach or violation of, any Permit.

(d) The Company holds all Workers Compensation insurance required in respect of its premises and public liability insurance for claims up to $10 million (Australian Dollars). There are currently no known Workers Compensation claims or any known potential basis for the making of such claims.

Section 3.15 Environmental and Other Permits and Licenses; Related Matters. Except as disclosed in Section 3.15 of the Disclosure Schedule:

(a) The Company and the Subsidiaries are in compliance in all material respects with all applicable Environmental Laws and all Environmental Permits. All past material non-compliance with Environmental Laws or Environmental Permits has been resolved without any pending, on-going or, to the Sellers’ knowledge, future obligation, cost or Liability, and, to the Sellers’ knowledge, there is no requirement proposed for adoption or implementation under any Environmental Law or Environmental Permit that has had a Material Adverse Effect.

(b) To the knowledge of the Sellers, there are no underground or above-ground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being treated, stored or disposed of on any of the Leased Real Property.

(c) The Company and the Subsidiaries are not conducting, and have not undertaken or completed, any Remedial Action at the Leased Real Property either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law or Environmental Permit.

(d) To the knowledge of the Sellers, there is no asbestos or asbestos-containing material on any of the Leased Real Property in material violation of any applicable Environmental Law.

(e) There are no Environmental Claims pending or, to the knowledge of the Sellers, threatened against the Company, the Subsidiaries or the Leased Real Property.

Section 3.16 Material Contracts.

(a) Section 3.16(a) of the Disclosure Schedule lists each of the following contracts and agreements (including, without limitation, contractually binding oral and contractually binding informal arrangements) of the Company and the Subsidiaries in effect on the date of this Agreement and as of the Closing (subject to such additions or deletions thereto as Purchaser may consent to in writing between the date of this Agreement and Closing) (such contracts and agreements, together with all contracts, agreements, leases and subleases concerning the use, occupancy, management or operation of any Leased Real Property (including, without limitation, brokerage contracts) listed or otherwise disclosed in Section 3.18(c) of the Disclosure Schedule to which the Company or any Subsidiary is a party and all agreements relating to Intellectual Property set forth in Section 3.17(a) of the Disclosure Schedule, being “Material Contracts”):

(i) each contract and agreement for the furnishing of services to the Company, any Subsidiary or otherwise related to the Company’s business under the terms of which the Company or any Subsidiary: (A) is required to pay or otherwise give consideration of more than $50,000 in the aggregate during the 12 months ending March 31, 2006, (B) is required to pay or otherwise give consideration of more than $50,000 in the aggregate over the remaining term of such contract, or (C) cannot be canceled by the Company or such Subsidiary without penalty or payment in excess of $10,000;

(ii) each contract and agreement for the licensing or sale of Company Software, or for the furnishing of services by the Company or any Subsidiary that: (A) involves consideration of more than $100,000 in the aggregate during the 12 months ending March 31, 2006, (B) involves consideration of more than $100,000 in the aggregate over the remaining term of the contract, or (C) cannot be canceled by the Company or such Subsidiary without penalty or payment in excess of $10,000;

(iii) all broker, distributor, dealer, manufacturer’s representatives, franchise, agency, sales promotion, market research, marketing consulting and advertising contracts and agreements to which the Company or any Subsidiary is a party and that involve expenditures in excess of $50,000 individually;

(iv) all management contracts and contracts with independent contractors or consultants (or similar arrangements) to which the Company or any Subsidiary is a party and that are not cancelable without penalty or payment in excess of $50,000 individually;

(v) all contracts and agreements relating to Indebtedness of the Company or any Subsidiary, excluding invoices not in excess of $10,000 each for goods and services incurred in the ordinary course of business;

(vi) all contracts and agreements with any Governmental Authority to which the Company or any Subsidiary is a party;

(vii) all contracts and agreements that limit or purport to limit the ability of the Company or any Subsidiary to compete in any line of business or with any Person or in any geographic area or during any period of time;

(viii) all contracts and agreements between or among the Company or any Subsidiary, on the one hand, and any Seller or any Affiliate of any Seller, on the other hand;

(ix) forms of all contracts and agreements providing for benefits under any Plan and a list identifying the parties to all such form contracts;

(x) all agreements included in the Licenses (other than shrink wrap or off-the-shelf licenses); and

(xi) all other contracts and agreements whether or not made in the ordinary course of the Company’s business, which (A) are material to the Company and its Subsidiaries, taken as a whole, or (B) the absence of which would have a Material Adverse Effect. For purposes of this Section 3.16 and Sections 3.18 and 3.20, the term “lease” shall include any and all leases, subleases, sale/leaseback agreements or similar arrangements.

(b) Except as disclosed in Section 3.16(b) of the Disclosure Schedule, each Material Contract: (i) is valid and binding on the respective parties thereto and is in full force and effect in all material respects and (ii) upon consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, except to the extent that any consents set forth in Section 3.07 of the Disclosure Schedule are not obtained, shall continue in full force and effect in accordance with the terms thereof without penalty or other adverse consequence.

(c) Neither the Company nor any Subsidiary is in material breach of, or material default under, any Material Contract. To the knowledge of the Sellers, no other party to any Material Contract is in material breach of, or material default under, any Material Contract.

(d) The Sellers have made available to Purchaser true and complete copies of all Material Contracts.

(e) Except as set forth in Section 3.16(e) of the Disclosure Schedule, there is no contract, agreement or other arrangement granting any Person any preferential right to purchase, other than in the ordinary course of the business consistent with past practice, any of the Company’s assets.

(f) The Company and the Subsidiaries have not been a party to any agreement or arrangement, or conducted itself (whether by omission or otherwise) in a manner, that:

(i) infringes Articles 81 and/or 82 of the Treaty of Rome (the “Treaty”) or their equivalent provisions under the European Economic Area Agreement, the Chapter I prohibition and/or the Chapter II prohibition of the UK Competition Act 1998 or any other anti-trust or similar legislation in any European jurisdiction;

(ii) is registrable, unenforceable or void (whether in whole or in part) or renders it liable to civil, criminal or administrative proceedings by virtue of any antitrust, anti-monopoly, anti-cartel, consumer law or any other similar legislation of the European Commission or in any European nation state jurisdiction;

(iii) constitutes a breach of any relevant undertaking, order, assurance or other measure made under the UK Fair Trading Act 1973, the Restrictive Trade Practices Acts 1976 and 1977, the Resale Prices Act 1976, the Competition Act 1980 or the Competition Act 1998 or any other equivalent legislation in any European nation state jurisdiction;

(iv) The Company is aware of the provisions of, and is taking commercially reasonable efforts to comply with, Articles 81 and 82 of the Treaty or any other equivalent legislation in any European nation state jurisdiction.

(g) The Company has not given an undertaking, commitment or written assurance (whether legally binding or not) to any court or governmental authority (including any European national competition authority, the European Commission and the EFTA Surveillance Authority) under any antitrust or similar legislation in any jurisdiction.

(h) The Company is not subject to an order, regulation or decision made by any court or governmental authority (including any national competition authority, the European Commission and the EFTA Surveillance Authority) under any antitrust or similar legislation in any jurisdiction.

(i) The Company is not, and has not been, a party to any agreement, arrangement or concerted practice in respect of which an application for guidance, negative clearance and/or an exemption has been made to the European Commission or the EFTA Surveillance Authority or any European national competition authority.

(j) The Company has not received a written communication or request for information in relation to any aspect of its business from or by the European Commission, the EFTA Surveillance Authority or from any European national competition law authority in any European jurisdiction and no such communication or request is currently expected.

(k) Insofar as the Seller is aware, no complaints in relation to the conduct or business practices of the Company or any other aspect of the Business have been made or threatened by any third party to any governmental authority (including the European Commission, the EFTA Surveillance Authority or from any European national competition law authority) under any antitrust or similar legislation in any jurisdiction.

(l) The Company is not in a “dominant position” in a market in the European Community or the European Economic Area or a market in a European nation state, or a substantial part thereof, for the purposes of Article 82 of the Treaty and Article 54 of the European Economic Area Agreement or their equivalents in any European nation state.

(m) The Company has never received, nor does it expect to receive, any aid (in whatever form) from a Member State of the European Community or from state resources such as could be regarded as State aid for the purposes of Articles 87 to 89 (formerly Articles 92 to 94) of the Treaty.

(n) The Sellers represent and warrant that:

(i) If, and to the extent that, any agreements (including, without limitation, the Reseller Agreements) to which the Company is a party that do or might be said to, directly or indirectly, set fixed or minimum retail selling prices, the Seller has not implemented, induced, enforced or attempted to enforce such provisions, or engaged in or facilitated dealings as would have an equivalent direct or indirect effect in relation to such agreements;

(ii) At no time has the Company maintained any means of monitoring the resale prices at which its products are sold by resellers (including sales made under the terms of the Reseller Agreements) and that in the ordinary course of business the Seller is unaware of such prices; and

(iii) To the knowledge of the Sellers, the Company’s resellers in the ordinary course of business do not sell the Company’s products for fixed or minimum resale prices as specified by the Company (including sales made under the terms of the Reseller Agreements).

Section 3.17 Intellectual Property.

(a) Section 3.17(a) of the Disclosure Schedule sets forth a true and complete list of: (i) all Intellectual Property included in the Owned Intellectual Property, other than Trade Secrets, (ii) material Licenses, including the Licensed Intellectual Property and (iii) other Owned Intellectual Property material to the business of the Company or any Subsidiary.

(b) The operation of the business as currently conducted or as currently contemplated to be conducted by the Company and its Subsidiaries, the use of the Owned Intellectual Property and Licensed Intellectual Property in connection therewith and the Company’s and the Subsidiaries’ transmission, use, linking and other practices related to the operation of their web sites in connection with the Company’s business, the content thereof, to the knowledge of the Sellers, do not conflict with, infringe, misappropriate or otherwise violate the Intellectual Property or other proprietary rights (including rights of privacy, publicity and endorsement) of any third party, and no Actions have been asserted or are pending or, to the knowledge of the Sellers, are threatened against the Company or any Subsidiary alleging any of the foregoing.

(c) The Company or a Subsidiary is the exclusive owner of the entire and unencumbered right, title and interest in and to the Owned Intellectual Property, and the Company or a Subsidiary is entitled to use the Owned Intellectual Property and Licensed Intellectual Property in the ordinary course of the business as presently conducted or as currently contemplated to be conducted by the Company and its Subsidiaries.

(d) The Owned Intellectual Property and the Licensed Intellectual Property include all of the material Intellectual Property used in the ordinary day-to-day conduct of the Company’s business, and there are no other items of Intellectual Property that are material to the ordinary day-to-day conduct of the business of the Company and the Subsidiaries. The rights underlying the Owned Intellectual Property, and, to the knowledge of the Sellers, the rights underlying the Licensed Intellectual Property: (i) are subsisting, valid and enforceable; and (ii) have not been adjudged invalid or unenforceable in whole or part.

(e) No Actions have been asserted or are pending or, to the knowledge of the Sellers, threatened against the Company or any Subsidiary: (i) challenging or seeking to deny or restrict the use by the Company or any Subsidiary of any of the Owned Intellectual Property or Licensed Intellectual Property, (ii) alleging that any services provided by, processes used by, or products manufactured or sold by the Company or any Subsidiary infringe or misappropriate any Intellectual Property right of any third party or (iii) alleging that the Licensed Intellectual Property is being licensed or sublicensed in conflict with the terms of any license or other agreement.

(f) To the knowledge of the Sellers, no Person is engaging in any activity that infringes the Owned Intellectual Property or Licensed Intellectual Property. Neither any Seller, the Company nor any Subsidiary has granted any license or other right to any third party with respect to the Owned Intellectual Property or Licensed Intellectual Property. The consummation of the transactions contemplated by this Agreement and the Ancillary Agreements will not result in the termination or material impairment of any of the Owned Intellectual Property.

(g) None of the Owned Intellectual Property or, to the knowledge of the Sellers, the Licensed Intellectual Property, is subject to any outstanding decree, order, injunction, judgment or ruling restricting the use of such Owned Intellectual Property or Licensed Intellectual Property or that would be reasonably likely to impair the validity or enforceability by the Company or any of the Subsidiaries or their licensees of such Owned Intellectual Property or Licensed Intellectual Property.

(h) The Sellers have delivered or made available to the Purchaser correct and complete copies of all the Licenses. With respect to each such License:

(i) such Licenses are valid, binding and in full force and effect and represent the entire agreement between the respective licensor and licensee with respect to the subject matter of such Licenses;

(ii) such License will not cease to be valid and binding and in full force and effect on terms identical to those currently in effect as a result of the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements, nor will the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements constitute a breach or default under such License or otherwise give the licensor a right to terminate such License;

(iii) neither the Company nor any Subsidiary has (A) received any notice of termination or cancellation under such License, (B) received any notice of breach or default under such License, which breach has not been cured, or (C) granted to any other third party any rights, adverse or otherwise, under such License that would constitute a breach of such License; and

(iv) to the knowledge of the Sellers, neither the Company nor any Subsidiary, or any other party to such License is in breach or default thereof in any material respect, and no event has occurred that, with notice or lapse of time, would constitute such a breach or default or permit termination, modification or acceleration under such License.

(i) To the knowledge of Sellers, the Company Software is free of Trojan horses. The Company has, at all times, used commercially reasonable efforts to ensure that the Company Software is free of all viruses and other material contaminants that would be reasonably likely to disrupt its operation or have an adverse impact on the operation of other software programs or operating systems. The Company or a Subsidiary has obtained all approvals necessary for exporting the Company Software outside the United States or Australia, as the case may be, and importing the Company Software into any country in which the Company Software is now sold or licensed for use, and all such export and import approvals in the United States or in Australia, as the case may be, and throughout the world are valid, current, outstanding and in full force and effect. No rights in the Company Software have been transferred to any third party except to the customers of the business to whom the Company or any Subsidiary has licensed such Company Software in the ordinary course of business. None of the Software is licensed pursuant to an “open source” or “GNU” license, or incorporates or is based on any computer software that is licensed pursuant to an “open source” or “GNU” license.

(j) The Company or a Subsidiary has the right to use all software development tools, library functions, compilers and other third party software that are material to the business of the Company or any Subsidiary or that are required to operate or modify the Company Software, except as would not have a Material Adverse Effect.

(k) The Company and the Subsidiaries have taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of the Trade Secrets and other confidential Intellectual Property used in connection with the business of the Company and the Subsidiaries. To the knowledge of the Sellers: (i) there has been no misappropriation of any material Trade Secrets or other material confidential Intellectual Property used in connection with the Company’s business by any person; (ii) no employee, independent contractor or agent of the Company or any Subsidiary has misappropriated any Trade Secrets of any other person in the course of performance as an employee, independent contractor or agent of the Company’s business; (iii) no employee, independent contractor or agent of the Company or any Subsidiary is in default or breach of any material term of any employment agreement, nondisclosure agreement, assignment of invention agreement or similar agreement or contract relating in any way to the protection, ownership, development, use or transfer of Intellectual Property, and (iv) no disclosure of material Trade Secrets or other material confidential Intellectual Property, which include, but are not limited to, source code material to the conduct of the business of the Company or any Subsidiary, to any third parties, other than pursuant to written non-disclosure or confidentiality agreements.

(l) All fees, charges, renewal fees or payments in excess of $10,000 due to maintain or renew any of the Owned Intellectual Property or any of the Licensed Intellectual Property for which the Company or its Subsidiaries are responsible for making such payments, have been paid as at the date of this Agreement.

Section 3.18 Real Property.

(a) Neither the Company nor any Subsidiary owns, or has ever owned, any real property.

(b) Except as described in Section 3.18(b) of the Disclosure Schedule, there is no material violation of any Law (including, without limitation, any building, planning or zoning law) relating to any of the Leased Real Property. The Sellers have made available to the Purchaser, to the extent available, for each parcel of Leased Real Property, and for all premises leased, sub-leased, or occupied by the Company, copies of all registered and unregistered leases and sub-leases.

(c) Section 3.18(c) of the Disclosure Schedule sets forth a true and complete list of all leases and subleases relating to the Leased Real Property. With respect to each of such leases and subleases, except as otherwise set forth in Section 3.18(c) of the Disclosure Schedule, neither Company nor any Subsidiary has exercised or given any notice of exercise, nor has any lessor or landlord exercised or received any notice of exercise by a lessor or landlord of, any option, right of first offer or right of first refusal contained in any such lease or sublease, including, without limitation, any such option or right pertaining to purchase, expansion, renewal, extension or relocation (collectively, “Options”).

(d) All the Leased Real Property is occupied under a valid and current lease or sub-lease under applicable Law.

(e) The rental set forth in each lease or sublease of the Leased Real Property is the actual rental being paid, and there are no separate agreements or understandings with respect to the same.

Section 3.19 Tangible Personal Property.

(a) Section 3.19(a) of the Disclosure Schedule sets forth a true and complete list of all material leases and subleases for Tangible Personal Property.

(b) Except as would not have a Material Adverse Effect, the Company or a Subsidiary, as the case may be, has the full right to exercise any renewal options contained in the leases and subleases pertaining to the Tangible Personal Property on the terms and conditions contained therein.

Section 3.20 Assets.

(a) Either the Company or a Subsidiary, as the case may be, owns, leases or has the legal right to use all Real Property and the Tangible Personal Property used in the conduct of the business as currently conducted or otherwise owned, leased or used by the Company or any Subsidiary, except where the failure to so own, lease or have such legal right would not have a Material Adverse Effect. Either the Company or a Subsidiary, as the case may be, has good and marketable title to, or, in the case of leased or subleased Real Property or Tangible Personal Property, valid and subsisting leasehold interests in, all Real Property and Tangible Personal Property, free and clear of all Encumbrances, except Permitted Encumbrances.

(b) The Real Property, Tangible Personal Property, Owned Intellectual Property and Licensed Intellectual Property constitute all the properties, assets and rights forming a part of, used, held or intended to be used in, and all such properties, assets and rights as are necessary in the conduct of, the Company’s business as presently conducted, except as would not be reasonably expect to result in a Material Adverse Effect.

Section 3.21 Customers. At or prior to the date of this Agreement, none of the Sellers, the Company nor any Subsidiary has received any notice or has any good reason to believe that any Significant Customer of the Company has ceased, or will cease, to use, buy or license the products, equipment, goods or services of the Company or any Subsidiary, or has substantially reduced, or will substantially reduce, the use or planned purchase or license of such products, equipment, goods or services at any time.

Section 3.22 Suppliers. Neither the Company, nor any Subsidiary has received any notice or has any reason to believe that any significant supplier to the Company or any Subsidiary will not sell raw materials, supplies, merchandise and service to the Company or any Subsidiary at any time after the Closing Date on terms and conditions substantially similar to those used in its current sales to the Company and the Subsidiaries, subject only to general and customary price increases.

Section 3.23 Employee Benefit Matters.

(a) Plans and Material Documents. Section 3.23(a) of the Disclosure Schedule lists: (i) all employee benefit plans and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance or other contracts or agreements, whether legally enforceable or not, to which the Company or any Subsidiary is a party, with respect to which the Company or any Subsidiary has any obligation or which are maintained, contributed to or sponsored by the Company or any Subsidiary for the benefit of any current or former employee, officer or director of the Company or any Subsidiary, and (ii) any contracts, arrangements or understandings between the Sellers or any of their Affiliates and any employee of the Company or of any Subsidiary, including, without limitation, any contracts, arrangements or understandings relating to the sale of the Company (collectively, the “Plans”). Each Plan is in writing and the Sellers have furnished the Purchaser with a complete and accurate copy of each Plan and a complete and accurate copy of each material document prepared in connection with each such Plan including, without limitation: (i) a copy of each trust or other funding arrangement, (ii) each summary plan description and summary of material modifications, and (iii) the most recently prepared actuarial report and financial statement in connection with each such Plan. Neither the Company nor any Subsidiary has any express or implied commitment, whether legally enforceable or not, to: (i) create, incur liability with respect to or cause to exist any other employee benefit plan, program or arrangement, (ii) enter into any contract or agreement to provide compensation or benefits to any individual or (iii) modify, change or terminate any Plan, other than with respect to a modification, change or termination required by applicable Law.

(b) Absence of Certain Types of Plans. Except as set forth on Section 3.23(b) of the Disclosure Schedule, none of the Plans is subject to the Employee Retirement Income Security Act (hereinafter, “ERISA”), nor has the Company or any Subsidiary ever maintained or contributed to a plan subject to ERISA. None of the Plans provides for the payment of separation, severance, termination or similar-type benefits to any Person by the Company or any Subsidiary solely as a result of any transaction contemplated by this Agreement or as a result of a “change of control.” None of the Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of the Company or any Subsidiary other than: (i) coverage mandated by applicable Law or (ii) benefits the full cost of which is borne by the current or former employee, officer or director or his or her beneficiary.

(c) Compliance with Applicable Law. Each Plan is now and always has been operated in all respects in accordance with the requirements of all applicable Law, and, to the Sellers’ knowledge, all persons who participate in the operation of such Plans have acted in accordance with the provisions of all applicable Law, except where any such violation of law would not be reasonably expected to have a Material Adverse Effect. The Company and each Subsidiary has performed all material obligations required to be performed by it under, is not in any respect in default under or in violation of, and has no knowledge of any default or to the knowledge of Sellers, the Company or any Subsidiary, violation by any party to, any Plan. No legal action, suit or claim is pending or threatened with respect to any Plan (other than claims for benefits in the ordinary course) and no fact or event exists that could give rise to any such action, suit or claim.

(d) Superannuation Fund. The Company has complied, and until the Closing Date will continue to comply, with all of its Superannuation Commitments. With respect to the Superannuation Fund and the Superannuation Commitments:

(i) Unless required by legislation to do so, the Company will not increase its Superannuation Commitments between the date of this Agreement and the Closing Date, without the written consent of the Purchaser.

(ii) The Company is not under any present legal liability or voluntary commitment (apart from a Superannuation Commitment) to pay to any person any pension, superannuation allowance, retirement gratuity or like benefit (other than legal liability to pay long service leave or annual holiday pay) or any damages or compensation for loss of office or employment or for unfair dismissal.

(iii) There are no superannuation trusts or funds of which the Company is a trustee, or to which the Company is required to make contributions (apart from a Superannuation Commitment), other than the Superannuation Fund.

(iv) The transactions contemplated by this Agreement will not cause any increase in the obligations of the Company to make contributions to the Superannuation Fund.

(v) No promise or undertaking has been given to pay to or in respect of any member of the Superannuation Fund a benefit that varies from that stated in the Trust Deed.

(vi) The Company has duly made all necessary payments on behalf of employees and other persons in order to avoid incurring any liability to pay the superannuation guarantee charge under the Superannuation Guarantee Charge Act 1992.

Section 3.24 Labor Matters. Except as set forth in Section 3.24 of the Disclosure Schedule:

(a) neither the Company nor any Subsidiary is a party to any collective bargaining agreement, enterprise agreement or other labor union contract applicable to persons employed by the Company or any Subsidiary and currently there are no organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit which could affect the Company or any Subsidiary;

(b) there are no strikes, slowdowns, arbitration proceedings or work stoppages pending or, to the knowledge of the Sellers, threatened between the Company or any Subsidiary and any of their respective employees, and neither the Company nor any Subsidiary has experienced any such strike, slowdown or work stoppage within the past three years;

(c) the Company and each Subsidiary is currently in compliance, in all material respects, with all applicable Laws relating to the employment of labor, including those related to wages, hours, overtime, redundancy, payment in lieu of notice, sick, annual long service and other forms of leave, Laws relating to minimum wages or other working conditions, Laws relating to workers’ compensation, Laws relating to superannuation, collective bargaining and the payment and withholding of taxes and other sums as required by the appropriate Governmental Authority and has withheld and paid to the appropriate Governmental Authority or is holding for payment not yet due to such Governmental Authority all amounts required to be withheld from employees of the Company or any Subsidiary and is not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing;

(d) are no current or threatened legal proceedings with respect to payment of wages, salary or overtime pay or annual, sick or long service leave or any other form of leave, redundancy, payment in lieu of notice, workers’ compensation or claim for injury or any kind of disease that has been asserted or is now pending or threatened before any Governmental Authority with respect to any Persons currently or formerly employed by the Company or any Subsidiary;

(e) neither the Company nor any Subsidiary is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices;

(f) there is no charge or proceeding, in any jurisdiction in which the Company or any Subsidiary has employed or currently employs any Person, with respect to a material violation of any occupational safety or health Law that has been asserted or is now pending or threatened with respect to the Company or any Subsidiary;

(g) there are no unlawful discrimination claims against the Company or any Subsidiary by any employees in respect of age, gender, race, religion or other legally protected category, which has been asserted or is now pending or threatened before the United States Equal Employment Opportunity Commission, or any other Governmental Authority in any jurisdiction in which the Company or any Subsidiary has employed or currently employs any Person;

(h) each of the Material Contracts entered into by any of the Subsidiaries with employees or consultants is enforceable against the parties to it and there is no party in material breach of, or in material default under, any such contract; and

(i) each of the Subsidiaries has materially complied with all applicable industrial awards and agreements and all statutory requirements, in respect of their employees.

Section 3.25 Key Employees.

(a) Section 3.25 of the Disclosure Schedule lists the name, the current annual salary rates, bonuses, deferred or contingent compensation, “golden parachute” and other like benefits paid or payable (in cash or otherwise) in fiscal years 2004 and 2003 of each current salaried employee, officer, director, consultant or agent of the Company or any Subsidiary (i)

whose annual compensation exceeded (or, in fiscal 2005, is expected to exceed) $100,000, or (ii) in respect of whom a contract of service or for services or letter of appointment cannot be terminated on less than 60 days’ notice.

(b) All directors, officers, management employees, and technical and professional employees of the Company and each Subsidiary are under written obligation to the Company or such Subsidiary to maintain in confidence all confidential or proprietary information acquired by them in the course of their employment and to assign to the Company or such Subsidiary all inventions made by them within the scope of their employment during such employment and for a reasonable period thereafter.

(c) Since June 30, 2004, none of the Subsidiaries has paid any remuneration or fees to its directors other than normal remuneration to directors.

Section 3.26 Taxes.

(a) Except as disclosed in Section 3.26(a) of the Disclosure Schedule:

(i) all Tax Returns in respect of Taxes required to be filed with respect to the Company and each Subsidiary (including any Tax Return that includes the Company or any Subsidiary on a consolidated or combined basis) have been timely filed;

(ii) all Taxes required to be shown on such Tax Returns or otherwise due have been timely paid except to the extent being contested in good faith and set forth in Section 3.26 of the Disclosure Schedule, and the Taxes not yet due and payable do not exceed the reserve for Taxes contained in the Reference Balance Sheet delivered to Buyer;

(iii) all such Tax Returns (insofar as they relate to the activities or income of the Company or any Subsidiary) are true, correct and complete in all material respects;

(iv) no adjustment relating to such Tax Returns has been proposed by any Taxing Authority and, to the knowledge of the Sellers, the Company and the Subsidiaries, no basis exists for any such adjustment;

(v) there are no pending or, to the knowledge of the Sellers, the Company and the Subsidiaries, threatened actions or proceedings for the assessment or collection of Taxes against the Company or any Subsidiary or any corporation that was included in the filing of a Return with the Company or any Subsidiary on a consolidated or combined basis;

(vi) there are no Tax liens on any assets of the Company or any Subsidiary (except for liens for Taxes that are not yet due and payable);

(vii) no acceleration of the vesting schedule for any property that is substantially unvested within the meaning of the regulations under Section 83 of the Code will occur in connection with the transactions contemplated by this Agreement;

(viii) neither the Company nor any Subsidiary has been includible in any consolidated or combined Return with any entity (other than the Company and the Subsidiaries) for any taxable period for which the statute of limitations has not expired;

(ix) neither the Company nor any Subsidiary has been at any time a member of any partnership or joint venture or the holder of a beneficial interest in any trust for any period for which the statute of limitations for any Tax has not expired; and

(x) neither the Company nor any Subsidiary has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(b) Except as disclosed in Section 3.26(b) of the Disclosure Schedule:

(i) there are no outstanding waivers or agreements extending the statute of limitations for any period with respect to any Tax to which the Company or any Subsidiary may be subject;

(ii) neither the Company nor any Subsidiary (A) has been a passive foreign investment company within the meaning of Section 1296 of the Code, or (B) has participated in or cooperated with an international boycott within the meaning of Section 999 of the Code;

(iii) neither the Company nor any of the Subsidiaries organized under the laws of a country other than the United States has an investment in U.S. property within the meaning of Section 956 of the Code that is a material amount other than the Company’s investment in the shares of its subsidiary organized in the United States;

(iv) neither the Company nor any Subsidiary has any (A) income reportable for a period ending after the Closing Date but attributable to a transaction (e.g., an installment sale) occurring in or a change in accounting method made for a period ending on or prior to the Closing Date which resulted in a deferred reporting of income from such transaction or from such change in accounting method (other than a deferred intercompany transaction), or (B) deferred gain or loss arising out of any deferred intercompany transaction;

(v) there are no requests for information currently outstanding that could materially affect the Taxes of the Company or any Subsidiary;

(vi) there are no proposed reassessments of any property owned by the Company or any Subsidiary or other proposals that could materially increase the amount of any Tax to which the Company or any Subsidiary would be subject; and

(vii) neither the Company nor any Subsidiary is obligated under any agreement with respect to industrial development bonds or similar obligations, with respect to which the excludability from gross income of the holder for federal income tax purposes could be affected by the transactions contemplated hereunder.

(c) Section 3.26(c) of the Disclosure Schedule lists all material income, franchise and similar Tax Returns (federal, state, local and foreign) filed with respect to each of the Company and the Subsidiaries for taxable periods ended on or after June 30, 2001, indicates for which jurisdictions Tax Returns have been filed on the basis of a combined, consolidated or unitary group, indicates the most recent income, franchise or similar Tax Return for each relevant jurisdiction for which an audit has been completed or the statute of limitations has lapsed and indicates all Tax Returns that currently are the subject of audit. The Sellers have delivered to the Purchaser correct and complete copies of all material federal, state and foreign income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company or any Subsidiary since June 30, 2001.

(d) The Sellers have delivered to the Purchaser a true and complete copy of any tax-sharing or allocation agreement or arrangement involving the Company or any Subsidiary and a true and complete description of any such unwritten or informal agreement or arrangement.

(e) Neither the Company or any Subsidiary has in the past five years paid or become liable to pay any penalty, fine or interest with respect to any Tax under a statutory provision, nor are there any circumstances by reason of which any of them is likely to become liable to do so.

(f) Neither the Company nor any Subsidiary has in the past five years suffered any investigation or audit by any Tax authority.

(g) All credits and debits to the franking account maintained by the Company or any Subsidiary have been duly and properly recorded in accordance with the relevant statutory provisions giving rise to a franking account balance in conformity with those statutory provisions, and there are no existing or pending statutory franking debits in relation to dividend streaming arrangements, on market share buy-back purchases or otherwise.

(h) All documents and records required in relation to the franking account balance of the Company or any Subsidiary and records necessary to permit the ascertainment of all information required in relation to capital gains and capital losses including net capital gains and net capital losses have been kept and maintained in compliance with all relevant statutory provisions.

(i) Neither the Company nor any Subsidiary has been party to or participated in any non-arm’s length transaction that is reasonably likely to be affected by the exercise of discretionary powers of a Tax Authority including (without limiting the generality thereof) transactions relating to trading stock, plant and equipment, securities or assets generally.

(j) Neither the Company nor any Subsidiary has been a party to or participated in transactions or arrangements that, to the Company’s knowledge after reasonable investigation, are reasonably likely to give rise to the exercise by a Tax Authority of any of its statutory or administrative powers in relation to losses or outgoings incurred under tax avoidance schemes, or in relation to international agreements or schemes to reduce Tax, or any other discretionary powers of the relevant Tax authority by virtue of which transactions or arrangements entered into by the Company or Subsidiary may be reopened, revised or given an interpretation different from that adopted by the Company or Subsidiary.

(k) All contracts and other commercial arrangements entered into by the Company or Subsidiary under which the Company or Subsidiary make taxable supplies make proper provision for the recovery of GST from the Purchaser of the supplies.

Section 3.27 Insurance. All material assets and properties of the Company and each Subsidiary are covered by valid effective insurance policies or binders of insurance issued in favor of the Company or a Subsidiary, as the case may be, in each case with responsible insurance companies, in such types and amounts and covering such risks as are consistent with customary practices and standards of companies engaged in businesses and operations similar to those of the Company or such Subsidiary, as the case may be.

Section 3.28 Investment Representations.

(a) Accredited Investor. Each Seller represents that it is an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act.

(b) Investment Intent. Each Seller represents that the Stock Consideration will be acquired for investment for its own account, not as a nominee or agent, and not with a view to selling or distributing of any part thereof, and that such Seller has no present intention of selling, granting any participation in, or otherwise distributing any of the Stock Consideration in contravention of applicable law. Each Seller further represents that it has no contract, undertaking, agreement, or arrangement with any Person to sell, transfer, or grant participation to such Person or to any third Person, with respect to any of the Stock Consideration.

(c) Private Placement. Each Seller understands and acknowledges that the offering of the Stock Consideration pursuant to this Agreement will not be registered under the Securities Act on the grounds that the offering and sale of securities contemplated by this Agreement are exempt from registration pursuant to Section 4(2) of the Securities Act and/or Rule 506 promulgated under the Securities Act, and that the Purchaser’s reliance upon such exemption is predicated upon, among other things, each Seller’s representations set forth in this Section 3.28.

(d) Limitations on Transferability. Each Seller understands and acknowledges that the Stock Consideration constitutes “Restricted Securities” as defined under Rule 144 of the Securities Act. So long as the Stock Consideration constitutes Restricted Securities, each Seller covenants that it will not dispose of any of the Stock Consideration in violation of Rule 144 or in violation of any applicable transfer restrictions.

(e) Experience. Each Seller represents that: (i) it has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of a prospective investment in the Stock Consideration; (ii) it believes he or she has received all information requested from Purchaser for purposes of deciding whether to purchase the Stock Consideration; (iii) it has had the opportunity to discuss Purchaser’s business, management, and financial affairs with Purchaser’s management, and (iv) each has the ability to bear the economic risks of its prospective investment in the Stock Consideration.

Section 3.29 Brokers. Except for SVB Alliant, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Sellers.

Section 3.30 Full Disclosure. To the knowledge of the Sellers, no representation or warranty of any Seller in this Agreement, nor any statement or certificate furnished or to be furnished to the Purchaser pursuant to this Agreement, or in connection with the transactions contemplated by this Agreement, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

As an inducement to the Sellers to enter into this Agreement, the Purchaser hereby represents and warrants to the Sellers as follows:

Section 4.01 Organization and Authority of the Purchaser. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary power and authority to enter into this Agreement and the Ancillary Agreements, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements by the Purchaser, the performance by the Purchaser of its obligations hereunder and thereunder, and the consummation by the Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Purchaser. This Agreement has been, and upon execution each of the Ancillary Agreements shall have been, duly executed and delivered by the Purchaser and (assuming due authorization, execution and delivery by the Company and the Sellers) this Agreement constitutes, and upon execution each of the Ancillary Agreements will constitute, a legal, valid and binding agreement of the Purchaser, enforceable against the Purchaser, in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, moratorium or similar Laws affecting or relating to creditor’s rights generally, and subject to general principles of equity.

Section 4.02 No Conflict. Assuming the making and obtaining of all filings, notifications, consents, approvals, authorizations and other actions referred to in Sections 4.01 and 4.03, the execution, delivery and performance of this Agreement and the Ancillary Agreements by the Purchaser do not and will not: (i) violate, conflict with or result in the breach of any provision of the Certificate of Incorporation or bylaws of the Purchaser, (ii) conflict with or violate any Law or Governmental Order applicable to the Purchaser or its properties, assets or business or (iii) conflict with, or result in any breach of, constitute a default (or event which with the giving of notice or lapse or time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation, or cancellation of, or result in the creation of any Encumbrance on any of the assets or properties of the Purchaser pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Purchaser is a party or by which any of such assets or properties are bound or affected.

Section 4.03 Governmental Consents and Approvals. The execution, delivery and performance of this Agreement and the Ancillary Agreements by the Purchaser do not and will not require any consent, approval, authorization or other order of, action by, filing with, or notification to, any Governmental Authority, except: (i) as set forth in Section 4.03 of the Purchaser Disclosure Schedule, and (ii) any consents and approvals required under the FATA.

Section 4.04 Capitalization. The authorized capital stock of Purchaser consists of 75,000,000 shares of common stock, par value $0.001 per share, of which there were 43,928,982 shares issued and outstanding as of May 31, 2005, and 10,000,000 shares of undesignated preferred stock, par value $0.001 per share, no shares of which were issued or outstanding as of the date of this Agreement.

Section 4.05 SEC Reports. (a) Since December 31, 2003, purchaser has filed in a timely manner all documents that it was required to file with the SEC under Sections 13(a), 14(a) and 15(d) of the Exchange Act and all rules and regulations thereunder. As of their respective filing dates, all SEC Reports complied in all material respects with the requirements of the Exchange Act or the Securities Act, as applicable, and all rules and regulations thereunder. None of the SEC Reports contained, as of their respective dates, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. The financial statements of Purchaser included in the SEC Reports (the “Purchaser Financial Statements”) comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto. The Purchaser Financial Statements have been prepared in accordance with U.S. GAAP, consistently applied and fairly present the consolidated financial position of Purchaser and its subsidiaries at the dates thereof and the results of operations and cash flows of Purchaser and its subsidiaries for the periods then ended (subject, in the case of unaudited statements, to normal adjustments).

(b) The Purchaser and each of its subsidiaries has established and maintains, adheres to and enforces a system of internal accounting controls which are sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with U.S. GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Purchaser and its subsidiaries, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company and its subsidiaries are being made only in accordance with appropriate authorizations of management and the board of directors of the Purchaser and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Purchaser and its subsidiaries that could have a material effect on the Purchaser’s financial statements.

(c) Except as set forth in the SEC Reports, neither the Purchaser nor any of its subsidiaries (nor any current or former employee, consultant or director of the Purchaser or any of its subsidiaries) nor, to the Purchaser’s knowledge any of the Purchaser’s independent auditors, has identified or been made aware of: (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Purchaser or any of its subsidiaries, (ii) any fraud, whether or not material, that involves the Purchaser’s management or any other current or former employee, consultant, or director of the Purchaser or any of its subsidiaries who has a role in the preparation of financial statements or the internal accounting controls utilized by the Purchaser or its subsidiaries, or (iii) any claim or allegation regarding any of the foregoing.

Section 4.06 Absence of Undisclosed Liabilities. Neither Purchaser nor any of its subsidiaries has any material liabilities (absolute, accrued, contingent or otherwise) other than: (i) liabilities disclosed in the SEC Reports, (ii) normal or recurring liabilities incurred since March 31, 2005 in the ordinary course of business consistent with past practice, and (iii) liabilities arising under this Agreement. Reserves are reflected on the Purchaser’s balance sheet against all Liabilities of the Purchaser and its subsidiaries in amounts that have been established on a consistent basis with past practices of the Purchaser and its subsidiaries in accordance with U.S. GAAP.

Section 4.07 Compliance with Laws.

Except as disclosed in the SEC Reports, Purchaser and its material subsidiaries have each conducted and continue to conduct the business, in all material respects, in accordance with all Laws, Permits, and Governmental Orders applicable to the Purchaser or any such subsidiaries.

Section 4.08 Full Disclosure.

To the knowledge of Purchaser, no representation or warranty of Purchaser, nor any statement or certificate furnished or to be furnished to any Seller pursuant to this Agreement, or in connection with the transactions contemplated by this Agreement, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

Section 4.09 Brokers.

No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf Purchaser.

Section 4.10 Litigation.

There are no Actions by or against the Purchaser or any of its subsidiaries, or affecting any of the assets or the business of the Purchaser which has a Purchaser Material Adverse Effect or affects the legality, validity or enforceability of this Agreement or any of the Ancillary Agreements or the consummation of the transactions contemplated by hereby or thereby. None of the Purchaser, its subsidiaries nor any of the assets is subject to any Governmental Order (nor, to the Purchaser’s knowledge, are there any such Governmental Orders threatened to be imposed by any Governmental Authority) which has a Purchaser Material Adverse Effect or affects the legality, validity or enforceability of this Agreement or any of the Ancillary Agreements or the consummation of the material transactions contemplated by hereby or thereby.

Section 4.11 Issuance of Stock Consideration.

The Initial Stock Consideration and Earn-Out Consideration to be issued pursuant to this Agreement, when issued, will be duly authorized, validly issued, fully paid, non-assessable and free of any Encumbrances.

ARTICLE V

ADDITIONAL AGREEMENTS

Section 5.01 Conduct of Business Prior to the Closing. (a) From the date hereof until the Closing, except as otherwise contemplated by this Agreement, the Sellers shall use reasonable efforts to cause the Company and each Subsidiary to conduct its business in the ordinary course and consistent with the Company’s and such Subsidiary’s prior practice. Without limiting the generality of the foregoing, except as described in Section 5.01(a) of the

Disclosure Schedule and except as contemplated hereby, the Sellers shall cause the Company and each Subsidiary to:

(i) continue its advertising and promotional activities, and pricing and purchasing policies, materially in accordance with past practice;

(ii) not shorten or lengthen the customary payment cycles for any of its payables or Receivables in excess of $10,000 individually or $25,000 in the aggregate;

(iii) use reasonable efforts to: (A) preserve intact their business organizations, (B) keep available to the Purchaser the services of the employees of the Company and each Subsidiary, (C) continue in full force and effect without material modification all existing policies or binders of insurance currently maintained in respect of the Company and each Subsidiary and (D) preserve its current relationships with its customers, suppliers and other persons with which it has significant business relationships;

(iv) not knowingly engage in any practice, take any action, fail to take any action or enter into any transaction which would cause any representation or warranty of the Sellers to be untrue or result in a breach of any covenant made by the Sellers in this Agreement;

(v) use reasonable efforts to preserve the goodwill of the Company’s business;

(vi) use reasonable efforts to observe its obligations under all Material Contracts to which it is a party, and

(vii) provide the Purchaser with copies of all financial reports (including projections) and budgets delivered to the board of directors of the Company or the Subsidiaries. Notwithstanding the foregoing, nothing in this Section 5.01 shall prohibit or otherwise restrict in any way the operation of the business of the Sellers (excluding the Company and its Subsidiaries).

(b) Except as described in Section 5.01(b) of the Disclosure Schedule, the Sellers covenant and agree that, prior to the Closing, without the prior written consent of the Purchaser, with such consent to be given or not given within 10 days of the request thereof, neither the Company nor any Subsidiary will (i) enter into any agreements that, if in existence as of the date of this Agreement, would constitute a Material Contract, but excluding any contracts for the sale of the Company’s products or services and excluding a general comprehensive liability insurance run-off policy with a one-time premium cost not to exceed $60,000 (it being understood that any such premium amount shall be the obligation of the Purchaser), or (ii) do any of the things enumerated in the second sentence of Section 3.11(a) (including, without limitation, clauses (i) through (xxi) thereof).

Section 5.02 Access to Information.

(a) From the date hereof until the Closing, upon reasonable notice, the Sellers shall cause the Company and the Subsidiaries, and shall use reasonable efforts to cause each of the Company’s and the Subsidiaries’ officers, directors, employees, authorized agents, representatives, accountants and counsel to:

(i) afford the officers, employees and authorized agents, accountants, counsel, and representatives of the Purchaser reasonable access, during normal business hours,

to the offices, properties, plants, other facilities, books and records of the Company and each Subsidiary (other than privileged materials and subject to applicable confidentiality restrictions) and to those officers, directors, employees, agents, accountants and counsel of the Company and of each Subsidiary who have significant knowledge relating to the Company, any Subsidiary or the business, provided that such access shall not unreasonably interfere with the business; and

(ii) furnish to the officers, employees and authorized agents, accountants, counsel, and representatives of the Purchaser such additional financial and operating data and other information (other than privileged materials and subject to applicable confidentiality restrictions) regarding the assets, properties and goodwill of the Company, the Subsidiaries and the business (or legible copies thereof) as the Purchaser may from time to time reasonably request.

(b) Subject to the consummation of the transactions contemplated by this Agreement, in order to facilitate the resolution of any claims made against or incurred by the Sellers prior to the Closing, for a period of seven years after the Closing, the Purchaser shall: (i) retain the books and records of the Company and the Subsidiaries relating to periods prior to the Closing, and (ii) upon reasonable notice, afford the officers, employees and authorized agents and representatives of the Sellers’ Representative reasonable access (including the right to make, at the Sellers’ expense, photocopies), during normal business hours, to such books and records.

(c) Subject to the consummation of the transactions contemplated by this Agreement, in order to facilitate the resolution of any claims made by or against or incurred by the Purchaser, the Company or any Subsidiary after the Closing for a period of seven years following the Closing, each of the Sellers shall: (i) retain the books and records of such Seller which relate to the Company and the Subsidiaries and their operations for periods prior to the Closing and which shall not otherwise have been delivered to the Purchaser, the Company or any Subsidiary, and (ii) upon reasonable notice, afford the officers, employees and authorized agents and representatives of the Purchaser, the Company or any Subsidiary reasonable access (including the right to make photocopies, at the expense of the Purchaser, the Company or such Subsidiary), during normal business hours, to such books and records. Notwithstanding the foregoing, Equity Partners shall have no obligation after the third anniversary of the Closing Date to retain the books and records referred to in the preceding sentence, provided that copies of such books and records are then delivered to Purchaser.

Section 5.03 Confidentiality.

(a) Each Seller agrees to, and shall cause his, her or its agents, representatives, Affiliates, employees, officers and directors to:

(i) treat and hold as confidential (and not disclose or provide access to any Person, other than its authorized representatives and advisors) all information relating to trade secrets, processes, patent and trademark applications, product development, price, customer and supplier lists, pricing and marketing plans, policies and strategies, details of client and consultant contracts, operations methods, product development techniques, business acquisition plans, new personnel acquisition plans and all other confidential information with respect to the Company and each Subsidiary (collectively, the “Confidential Information”);

(ii) in the event that a Seller or any agent, representatives, Affiliate, employee, officer or director of a Seller becomes legally compelled to disclose any Confidential Information, provide the Purchaser with prompt written notice of such requirement so that the Purchaser, the Company or any Subsidiary may seek a protective order or other remedy or waive compliance with this Section 5.03;

(iii) in the event that such protective order or other remedy is not obtained, or the Purchaser waives compliance with this Section 5.03, furnish only that portion of such Confidential Information that is legally required to be provided and exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Confidential Information; and

(iv) destroy any and all additional copies then in the possession of such Person or any of its agents, representatives, Affiliates, employees, officers and directors of such Confidential Information and of any analyses, compilations, studies or other documents prepared, in whole or in part, on the basis thereof.

Notwithstanding the foregoing, the Seller shall have no such obligations with respect to any Confidential Information that Seller can demonstrate (i) at the time of disclosure by Seller, was available publicly and was not disclosed in breach of this Agreement by such Seller, its agents, representatives, Affiliates, employees, officers or directors, (ii) becomes available to Seller on a non-confidential basis from a Person (other than Purchaser or its Affiliates) who, to such Seller’s knowledge, is not prohibited from disclosing such information to such Seller by a legal, contractual or fiduciary obligation to the discloser, or (iii) such Seller is required to disclose pursuant to a court order or as otherwise required by law, but only if such Seller has complied with Sections 5.03(a)(ii) and (iii). Each Seller agrees and acknowledges that remedies at law for any breach of its obligations under this Section 5.03(a) are inadequate and that in addition thereto the Purchaser shall be entitled to seek equitable relief, including injunction and specific performance, in the event of any such breach.

(b) The parties acknowledge that the non-disclosure agreement, dated March 29, 2004, as amended on May 10, 2005, by and between Purchaser and the Company shall remain in full force and effect pursuant to its terms and shall not be superceded by this Agreement or Section 5.03(a).

Section 5.04 Regulatory and Other Authorizations; Notices and Consents.

(a) Prior to the Closing, each party shall use his, her or its commercially reasonable efforts to obtain (or cause the Company and the Subsidiaries to obtain) all authorizations, consents, orders and approvals of all Governmental Authorities that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and the Ancillary Agreements and will cooperate fully with each other in promptly seeking to obtain all such authorizations, consents, orders and approvals. Prior to the Closing, each party hereto agrees to supply as promptly as practicable to the appropriate Governmental Authorities any information and documentary material that may be requested pursuant to the FATA or any similar foreign regulation.

(b) Prior to the Closing, the Sellers shall, or shall cause the Company and the Subsidiaries to, give promptly such notices to third parties and use its or their commercially reasonable efforts to obtain such third party consents and estoppel certificates as the Purchaser may reasonably deem necessary in connection with the transactions contemplated by this

Agreement; provided, however, that the Sellers shall have no obligation to give any guarantee or other consideration of any nature in connection with any such notice, consent or estoppel certificate or to consent to any change in the terms of any agreement or arrangement which the Sellers reasonably deem adverse to their interests or the interest of the Company, any Subsidiary thereof or the business of the Company or any Subsidiary.

(c) Prior to the Closing, the Purchaser shall cooperate and use its commercially reasonable efforts to assist the Sellers in giving such notices and obtaining such consents and estoppel certificates; provided, however, that the Purchaser shall have no obligation to give any guarantee or other consideration of any nature in connection with any such notice, consent or estoppel certificate or to consent to any change in the terms of any agreement or arrangement which the Purchaser reasonably deems adverse to the interests of the Purchaser, the Company, any Subsidiary or the business.

(d) The Sellers and the Purchaser agree that, in the event any consent, approval or authorization necessary to preserve for the Company’s business, the Company or any Subsidiary any right or benefit under any lease, license, contract, commitment or other agreement or arrangement to which the Sellers, the Company or any Subsidiary is a party is not obtained prior to the Closing, the Sellers will, subsequent to the Closing, reasonably cooperate with the Purchaser and the Company in attempting to obtain such consent, approval or authorization as promptly thereafter as practicable. If such consent, approval or authorization cannot be obtained, the Sellers shall use their commercially reasonable efforts (not involving the payment of any money unless such payment is to be reimbursed in full by Purchaser) to provide the Company or such Subsidiary, as the case may be, with the rights and benefits of the affected lease, license, contract, commitment or other agreement or arrangement for the term of such lease, license, contract or other agreement or arrangement, and, if the Sellers provide such rights and benefits, the Company or such Subsidiary, as the case may be, shall assume the obligations and burdens thereunder.

Section 5.05 Notice of Developments. Prior to the Closing, the each party hereto shall promptly notify the other parties in writing of: (i) all events, circumstances, facts and occurrences arising subsequent to the date of this Agreement that could reasonably be expected to result in any breach of a representation or warranty or covenant of any such party in this Agreement or that could have the effect of making any representation or warranty of any of such party in this Agreement untrue or incorrect in any material respect, and (ii) all other developments that are, or could reasonably be expected to result in, a Material Adverse Effect.

Section 5.06 Non-Competition. In connection with, and as an inducement to the Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby, Jason Hart and Michael Smith shall execute and deliver to Purchase a restraints of trade and non-competition agreement in the form set forth in Exhibit B (the “Non-Competition Agreements”).

Section 5.07 Release of Obligations. Each of the Sellers covenants and agrees, on or prior to the Closing, to execute and deliver to the Company, for the benefit of the Company and each Subsidiary, a general release and discharge, in the form attached hereto as Exhibit D, releasing and discharging the Company and its Subsidiaries from any and all Liabilities and obligations to such Seller arising prior to the Closing (the “Seller Releases”).

Section 5.08 Further Action. Each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable Law, and execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Sellers shall use all reasonable efforts to cause the termination (with no further rights or obligations), on or prior to the Closing, the agreements specified in Section 8.02(j) of this Agreement.

Section 5.09 Conversion of Securities. Prior to the Closing, the Sellers shall, and shall cause the Company to, take all actions necessary to exercise all convertible securities or instruments (other than the Series A Shares and the Series A Option) and issue to the holders thereof the appropriate number of Ordinary Shares. The parties acknowledge that the number of Ordinary Shares specified in Schedule 1 takes into account the conversion or exercise of all convertible securities and instruments as provided by this Section 5.09.

Section 5.10 No Solicitation or Negotiation. The Sellers agree that, except as otherwise contemplated by this Agreement, between the date of this Agreement and the later of (x) the termination of the Agreement and (y) August 12, 2005, none of the Sellers, the Company, the Subsidiaries or any of their respective officers, directors, representatives or agents will: (i) solicit, initiate, consider, encourage or accept any other proposals or offers from any Person (A) relating to any acquisition or purchase, directly or indirectly, of all or any portion of the capital stock of the Company or any Subsidiary or material assets of the Company or any Subsidiary, (B) to enter into any merger, consolidation or other business combination with the Company or any Subsidiary or (C) to enter into a recapitalization, reorganization or similar transaction involving the Company or any Subsidiary that is inconsistent with the transactions contemplated by this Agreement (each, an “Alternate Transaction”), or (ii) participate in any discussions, conversations, negotiations and other communications regarding, or furnish to any other Person any information with respect to, or otherwise assist or participate in, facilitate or encourage any effort or attempt by any other Person to seek to do any of the foregoing; except in the case of clause (i) and (ii) other than the transactions contemplated by this Agreement. The Sellers immediately shall cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Persons conducted heretofore with respect to an Alternate Transaction. The Sellers shall notify the Purchaser promptly if any such proposal or offer, or any inquiry or other contract with any Person with respect thereto, is made and shall, in any such notice to the Purchaser, indicate in reasonable detail the identity of the Person making such proposal, offer, inquiry or contact and the terms and conditions of such proposal, offer, inquiry or other contact. The Sellers agree not to, and to cause the Company and each Subsidiary not to, without the prior written consent of the Purchaser, release any Person from, or waive any provision of, any confidentiality or standstill agreement to which the Company or any Subsidiary is a party.

Section 5.11 Appointment of Director. Purchaser shall, immediately after the Closing, appoint Jason Hart to the Purchaser Board of Directors, to serve in such capacity until Purchaser’s next annual meeting of stockholders, or his earlier resignation or removal.

Section 5.12 Transaction Expenses. At Closing, the Company shall fully pay the following fees and expenses relating to this Agreement and the transactions contemplated herein: (i) retention bonus payments in the aggregate amount of $1,300,000 payable to certain Company employees in the amounts and at the times identified in Schedule 5.12; and (ii) severance benefits and costs associated with the termination of those Company employees identified in Schedule 5.12. At Closing, Purchaser shall fully pay the following fees and expenses, but only to the extent that such fees and expenses are set forth on the Closing Expense Certificate: (a) fees and expenses for professional advisors to the Company (including legal and accounting fees) incurred in connection with this Agreement and the Ancillary Agreements and in consummating the transactions contemplated herein and therein; and (b) investment banking, broker or finders’ fees payable by the Company or the Sellers in connection with this Agreement and the transactions contemplated herein including, without limitation, any fees payable pursuant to the arrangement described in Section 3.29 (collectively, (a) and (b) being the “Closing Expenses”).

(b) At the Closing, Purchaser shall (i) deliver payment to ESOP participants and (ii) pay into one or more escrow accounts established on behalf of the ESOP participants, the respective amounts set forth on Schedule 1, but only to the extent that such ESOP participants have executed and delivered to the Company a consent and waiver in the form attached hereto as Exhibit E. For the avoidance of doubt, Non-Consenting Participants shall not receive any consideration under this Section 5.12(b) or Section 2.02(c) and none of the consideration otherwise payable to the Non-Consenting Participants shall be redistributed to the other ESOP participants who execute and deliver a consent pursuant to this Section 5.12(b).

Section 5.13 Continuing Employee Matters.

Following the Closing Date and through December 31, 2005, Purchaser shall, for each participant in the Company’s employee benefit plans (the “Company Participants”) (including all eligible dependents) who becomes a Purchaser employee (or an employee of any Purchaser subsidiary) after the Closing Date, maintain such employee benefit plans on substantially the same terms as existed as of the date of this Agreement. Commencing on or before January 1, 2006 and thereafter, Purchaser shall arrange for continuing employees of the Company and any Subsidiary to be eligible for benefits that are provided to similarly situated employees of Purchaser. After the Closing, Purchaser shall, to the extent permitted under applicable law, provide continuing employees of the Company and the Subsidiaries with the right to participate in the Purchaser’s stock option and other equity compensation plans, with such participation to be on terms comparable to similarly situated employees of Purchaser. Each Company Participant shall, to the extent permitted by law and applicable tax qualification requirements, and subject to any applicable break-in-service or similar rule, receive credit (including for eligibility to participate) under Purchaser employee benefit plans for years of service with the Company (and its subsidiaries and predecessors) prior to the Closing Date (except where doing so would cause a duplication of benefits). If applicable, Purchaser shall, to the extent reasonably feasible, cause any and all pre-existing condition limitations, eligibility waiting periods and evidence of insurability requirements under any group health plans to be waived with respect to such Company Participants and their eligible dependents in accordance with applicable laws. Solely for the avoidance of doubt, nothing in this Section 5.13 is intended or shall be construed to confer upon any Company Participant any entitlement to Purchaser stock or options.

Section 5.14 Corporate Records.

To the extent that the Sellers have possession of any Corporate Records (defined below), they will deliver such materials to the Company or to Purchaser at or prior to Closing. For purposes of this Section 5.14, “Corporate Records” means all minute books and stock registers of the Company and each Subsidiary, certified by their respective Secretaries or Assistant Secretaries as of the Closing Date.

Section 5.15 Post-Closing Covenants.

(a) After the Closing, Jason Hart and Michael Smith shall each use commercially reasonable efforts to promptly, and in any event within 90 days after the Closing Date, (i) wind up Protocom ESOP Pty Ltd., (ii) request Ekonsulting Pty. Ltd. to assign to the Company, without charge, all right, title and interest in and to the trade name “Protocom Consulting” (and variations thereof), and (iii) notify the Australian Commonwealth Government of the consummation of the transactions contemplated hereby and thereafter obtain consent from the Commonwealth Government for such transactions under the Company’s R&D Start Program Grant Agreement.

(b) The Purchaser, Jason Hart and Michael Smith shall each use commercially reasonable efforts to amend or terminate the Reseller Agreements (defined below).

ARTICLE VI

EMPLOYEE MATTERS

Section 6.01 Transferred Employees. The Sellers shall use, and shall cause the Company to use, commercially reasonable efforts to ensure that each person who, at the time of or immediately prior to the Closing, is an employee of the Company or a Subsidiary, but excluding those employees described in clause (ii) of Section 5.12, (a “Transferred Employee”) continues, as of the time of and subsequent to the Closing, in the employment of the Company or Subsidiary under substantially the same terms as were applicable immediately prior to the Closing.

Section 6.02 Transfer and Assumption of the Retirement Plan; Contributions for Periods Prior to Closing. On the Closing Date, the Purchaser shall adopt the retirement plans and the related trusts, including the Superannuation Fund of the Company and its Subsidiaries (together, the “Retirement Plans”), and the Company shall cause all right, title, interest, duties and authorities of the Sellers in, to and under the Retirement Plans and the related trusts to be transferred to the Purchaser in accordance with applicable Law. At the Closing, the parties shall execute and deliver such documents and instruments as may be required to effect such an assumption and transfer and to reflect the parties’ intent that the Retirement Plans not be or be deemed to be terminated, or partially terminated, as a result of this Agreement or the transactions contemplated herein and that all assets of the Retirement Plans, as the same exist immediately prior to the Closing Date, shall be transferred with the Retirement Plans as provided in this Section 6.02. Prior to the Closing Date, the Sellers shall cause each employer under the Retirement Plans to make a pro rata contribution to the Retirement Plans for the portion of the current plan year which will be completed as of the Closing Date, except to the extent that the obligations to make such payments are reflected on the Reference Balance Sheet.

Section 6.03 Certain Other Employee-Related Costs. Two Business Days prior to the Closing Date, the Sellers shall cause the Company to provide the Purchaser with a complete and accurate statement of any amounts expected to be payable by the Purchaser following the Closing that relate to any service by any Transferred Employee with the Company or any Subsidiary through the Closing Date, including, without limitation, any salary or wages, any accrued vacation, sick or personal days or any bonuses (the “Employee Amounts”).

ARTICLE VII

TAX MATTERS

Section 7.01 Indemnity.

(a) The Sellers severally but not jointly agree to indemnify and hold harmless the Purchaser, the Company and each Subsidiary, without duplication, against the following Taxes and against any loss, damage, liability or expense, including reasonable fees for attorneys and other outside consultants, incurred in contesting or otherwise in connection with any such Taxes: (i) Taxes imposed on the Company or any Subsidiary with respect to taxable periods of such Person ending on or before the Closing Date; (ii) with respect to taxable periods beginning before the Closing Date and ending after the Closing Date, Taxes imposed on the Company or any Subsidiary which are allocable, pursuant to Section 7.01(b), to the portion of such period ending on the Closing Date; (iii) Taxes imposed on or with respect to any member of any affiliated group with which any of the Company and the Subsidiaries file or have filed a Return on a consolidated or combined basis (other than the Company or any Subsidiary) for periods prior to the Closing Date; (iv) Taxes imposed on the Purchaser or the Company or any Subsidiary as a result of any breach of warranty or misrepresentation under Section 3.26; (v) Taxes imposed on the Company or any Subsidiary as a result of the failure to file the Returns set forth in Section 3.26 of the Disclosure Schedule; and (vi) any and all Taxes imposed on the Sellers. Notwithstanding the foregoing, the Sellers shall be required to indemnify the Purchaser for Taxes pursuant to this Section 7.01(a) only to the extent such Taxes exceed the amount, if any, accrued for such Taxes on the Reference Balance Sheet.

(b) In the case of Taxes that are payable with respect to a taxable period that begins before the Closing Date and ends after the Closing Date, the portion of any such Tax that is allocable to the portion of the period ending on the Closing Date shall be:

(i) in the case of Taxes that are either (x) based upon or related to income or receipts, or (y) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible) (other than conveyances pursuant to this Agreement, as provided under Section 7.07), deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; and

(ii) in the case of Taxes imposed on a periodic basis with respect to the assets of the Company or any Subsidiary, or otherwise measured by the level of any item, deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire period.

(c) The Purchaser shall indemnify and hold each Seller harmless, without duplication, against the following Taxes and against any loss, damage, liability or expense, including reasonable fees for attorneys and other outside consultants, incurred in contesting or otherwise in connection with any Taxes (i) attributable to any taxable year or period that begins after the Closing Date; or (ii) attributable to periods after the Closing Date with respect to any taxable year or period that begins before and ends after the Closing Date and is allocable to the Purchaser under Section 7.01(b) hereof.

Section 7.02 Returns and Payments.

(a) From the date of this Agreement through and after the Closing Date, the Sellers shall prepare and file or otherwise furnish in proper form to the appropriate Governmental Authority (or cause to be prepared and filed or so furnished) in a timely manner all Tax Returns relating to the Company and the Subsidiaries that are due on or before the Closing Date and the Purchaser shall do the same with respect to any Tax Returns due after the Closing Date. Tax Returns of the Company and the Subsidiaries not yet filed that are due on or before the Closing Date or that relate to periods ending before the Closing Date for Tax Returns that are due after the Closing Date, shall be prepared in a manner consistent with past practices employed with respect to the Company and the Subsidiaries (except to the extent counsel for the Sellers or the Purchaser, as the case may be, or the Company renders a legal opinion that there is no reasonable basis in law therefor or determines that a Tax Return cannot be so prepared and filed without being subject to penalties). With respect to any Tax Return required to be filed by the Purchaser or the Sellers with respect to the Company and the Subsidiaries and as to which an amount of Tax is allocable to the other party under Section 7.01(b), the filing party shall provide the other party and its authorized representatives with a copy of such completed Tax Return and a statement certifying the amount of Tax shown on such Tax Return that is allocable to such other party pursuant to Section 7.01(b), together with appropriate supporting information and schedules, at least twenty (20) Business Days prior to the due date (including any extension thereof) for the filing of such Tax Return, and such other party and its authorized representatives shall have the right to review and comment on such Return and statement prior the filing of such Return.

(b) The Sellers shall pay or cause to be paid when due and payable all Taxes with respect to the Company and the Subsidiaries for any taxable period ending on or before the Closing Date to the extent such Taxes exceed the amount, if any, accrued for such Taxes as current Taxes payable on the Reference Balance Sheet, and the Purchaser shall so pay or cause to be paid Taxes for any taxable period after the Closing Date (subject to its right of indemnification from the Sellers by the date set forth in Section 7.04 for Taxes attributable to the portion of any Tax period that includes the Closing Date pursuant to Sections 7.01(a) and 7.01(b)).

Section 7.03 Refunds. Any Tax refund (including any interest with respect thereto and net of any Taxes that the Company or any Subsidiary may be required to pay as a result of such refund) relating to the Company or any Subsidiary for any taxable period prior to the Closing Date (except for any refund included on the Reference Balance Sheet, which shall be the property of the Purchaser, and if paid to the Sellers, shall be paid over promptly to the Purchaser) shall be the property of the Sellers, and if received by the Purchaser or the Company or any Subsidiary shall be paid over promptly to the Sellers’ Representative. Notwithstanding the foregoing sentence: (a) any Tax refund (or equivalent benefit to the Sellers the Company or any Subsidiary through a reduction in Tax liability) for a period before the Closing Date arising out of the carry-back of a loss or credit incurred by the Company or any Subsidiary in a taxable year ending after the Closing Date shall be the property of the Purchaser and, if received by the Sellers, shall be paid over promptly to the Purchaser; and (b) if, and to the extent that, as of such time, if any, as the Purchaser shall receive a refund that would be the property of the Sellers and payable to the Sellers under the immediately preceding sentence, Taxes have been asserted by any taxing authority in writing that would be required to be indemnified by the Sellers hereunder, all or part of such refund up to an amount equal to such asserted Taxes shall, at the option of the Purchaser, be retained by the Purchaser for satisfaction of any amounts indemnifiable under this Article VII which have been asserted, until the time set forth in clause Section 7.08(b) of this Agreement with respect to any such asserted amounts, at which time any balance remaining not applied to payment of indemnity claims shall be paid to the Sellers.

Section 7.04 Time of Payment. Payment of any amounts due under this Article VII in respect of Taxes shall be made: (i) at least three Business Days before the due date of the applicable estimated or final Tax Return required to be filed by the Purchaser on which is required to be reported income for a period ending after the Closing Date for which the paying party is responsible under Sections 7.01(a) without regard to whether the Tax Return shows overall net income or loss for such period, and (ii) within three Business Days following an agreement between the Sellers’ Representative and the Purchaser that an indemnity amount is payable, an assessment of a Tax by a taxing authority, or a “determination” under the law in the applicable jurisdiction (or under Section 1313(a) of the Code if such jurisdiction does not have such relevant guidance). If liability under this Article VII is in respect of costs or expenses other than Taxes, payment of any amounts due under this Article VII shall be made within five Business Days after the date when the Sellers’ Representative or the Purchaser, as applicable, has been notified by the other Party that the Sellers or the Purchaser, as applicable, have a liability for a determinable amount under this Article VII and is provided with calculations or other materials supporting such liability.

Section 7.05 Cooperation and Exchange of Information. Upon the terms set forth in Section 5.02 of this Agreement, the Sellers and the Purchaser will provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return, amended Tax Return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes, participating in or conducting any audit or other proceeding in respect of Taxes or making representations to or furnishing information to parties subsequently desiring to purchase any of the Company or the Subsidiaries or any part of the business from the Purchaser. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by Tax Authorities. Each of the Sellers and the Purchaser shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company and the Subsidiaries for each taxable period first ending after the Closing Date and for all prior taxable periods until the later of (a) the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods, or (b) six years following the due date (without extension) for such Tax Returns. Any information obtained under this Section 7.06 shall be kept confidential in accordance with Section 5.03 except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding.

Section 7.06 Section 338 Election. Unless agreed upon in writing by both the Sellers’ Representative and the Purchaser, the Purchaser shall not make an election under Code section 338 (nor any corresponding election under corresponding provisions of state, local or foreign tax law) with respect to the purchase of the stock of the Company hereunder.

Section 7.07 Conveyance Taxes. The Sellers (on a pro rata basis) and the Purchaser shall bear their respective real property transfer or gains, sales, use, transfer, value added, stock transfer, and stamp taxes, any transfer, recording, registration, and other fees, and any similar Taxes which may become payable in connection with the transactions contemplated by this Agreement, and shall file such applications and documents as shall permit any such Tax to be assessed and paid on or prior to the Closing Date in accordance with any available pre-sale filing procedure. The Purchaser shall execute and deliver all instruments and certificates necessary to enable the Sellers’ Representative to comply with the foregoing.

Section 7.08 Miscellaneous.

(a) The Sellers and the Purchaser agree to treat all payments made by either of them to or for the benefit of the other (including any payments to the Company or any Subsidiary) under this Article VII, under other indemnity provisions of this Agreement and for any misrepresentations or breaches of warranties or covenants as adjustments to the Purchase Price or as capital contributions for Tax purposes and that such treatment shall govern for purposes hereof except to the extent that the Laws of a particular jurisdiction provide otherwise, in which case such payments shall be made in an amount sufficient to indemnify the relevant party on an after-Tax basis.

(b) Notwithstanding any provision in this Agreement to the contrary, the obligations of the Sellers to indemnify and hold harmless the Purchaser, the Company and the Subsidiaries pursuant to this Article VII, and the representations and warranties contained in Section 3.26, shall survive until three years from the Closing Date.

(c) For purposes of this Article VII, “the Purchaser” and “the Sellers”, respectively, shall include each member of the affiliated group of corporations of which it is or becomes a member (other than the Company and the Subsidiaries, except to the extent expressly referenced).

(d) All matters related to Taxes (including any breach of the representations in Section 3.26) shall be governed exclusively by the terms of this Article VII.

ARTICLE VIII

CONDITIONS PRECEDENT

Section 8.01 Conditions to Obligations of the Sellers. The obligations of the Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a) Representations, Warranties and Covenants. The representations and warranties of the Purchaser contained in this Agreement shall have been true and correct in all material respects when made and shall be true and correct in all material respects as of the

Closing, with the same force and effect as if made as of the Closing Date, other than such representations and warranties as are expressly made as of another date, which shall be true and correct as of such other date, the covenants and agreements contained in this Agreement to be complied with by the Purchaser on or before the Closing shall have been complied with in all material respects, and the Sellers’ Representative shall have received a certificate from the Purchaser to such effect signed by its Chief Executive Officer or Chief Financial Officer.

(b) No Proceeding or Litigation. No Action shall have been commenced and be continuing by or before any Governmental Authority against either the Sellers or the Purchaser, seeking to restrain or materially and adversely alter the transactions contemplated by this Agreement which, in the reasonable good faith determination of Sellers’ Representative, is reasonably likely to render it impossible or unlawful to consummate such transactions; provided, however, that the provisions of this Section 8.01(b) shall not apply if any of the Sellers have directly or indirectly solicited or encouraged any such Action.

(c) Ancillary Agreements. The Purchaser shall have executed and delivered each of the Ancillary Agreements to which it is a party.

(d) Consents and Approvals. The Purchaser and the Sellers shall have received, each in form and substance reasonably satisfactory to the Sellers, all authorizations, consents, orders and approvals of all Governmental Authorities and officials that are reasonably necessary for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.

(e) Purchaser Certificate. The Sellers’ Representative shall have received a certified copy of all corporate actions and proceedings taken by the Purchaser approving this Agreement and the transactions contemplated herein.

(f) No Purchaser Material Adverse Effect. No event or events shall have occurred that, individually or in the aggregate, has had a Purchaser Material Adverse Effect.

(g) Closing Expenses. Purchaser shall have paid the Closing Expenses.

Section 8.02 Conditions to Obligations of the Purchaser. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a) Representations, Warranties and Covenants. The representations and warranties of the Sellers contained in this Agreement shall have been true and correct in all material respects when made and shall be true and correct in all material respects as of the Closing with the same force and effect as if made as of the Closing (except Section 3.21), other than such representations and warranties as are expressly made as of another date, which shall be true and correct in all material respects as of such other date, the covenants and agreements contained in this Agreement to be complied with by the Sellers on or before the Closing shall have been complied with in all material respects, and the Purchaser shall have received a certificate to such effect signed by the Sellers’ Representative.

(b) No Proceeding or Litigation. No Action shall have been commenced and be continuing by or before any Governmental Authority against any of the Sellers or the Purchaser, seeking to restrain or materially and adversely alter the transactions contemplated hereby which in the reasonable good faith determination of the Purchaser is reasonably likely to render it impossible or unlawful to consummate the transactions contemplated by this Agreement or is reasonably likely to have a Material Adverse Effect; provided, however, that the provisions of this Section 8.02(b) shall not apply if the Purchaser has solicited or encouraged any such Action.

(c) Consents and Approvals. The Purchaser and the Sellers shall have received, each in form and substance reasonably satisfactory to the Purchaser, all authorizations, consents, orders and approvals of all Governmental Authorities and officials and all third party consents, in each case which are reasonably necessary for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements. The Company shall provide the Sellers’ Representative with a certified board resolution approving execution of the Agreement and Closing and authorizing its relevant officers to do all matters and things to give effect thereto.

(d) Resignations and Appointments of the Company’s Directors. The Purchaser shall have received the resignations, effective as of the Closing, of all the directors and officers of the Company and each Subsidiary (but with respect to the officers, not their employment with the Company or any Subsidiary), except for such persons as shall have been designated in writing prior to the Closing by the Purchaser to the Sellers’ Representative, such resignation to include a waiver of any and all claims that such directors and officers may have against the Company and the Subsidiaries (including claims for director participation fees). The Purchaser shall provide the consent of any directors to be appointed, the board of the Company shall pass a resolution approving the resignations and appointments effective immediately upon Closing and a duly authorized officer of the Company shall execute any forms required to be lodged with ASIC in relation thereto.

(e) Organizational Documents. The Purchaser shall have received (i) a certificate of the Secretary or Assistant Secretary of the Company, dated as of the Closing Date, stating that no amendments have been made to the Company’s Constitution (or similar organizational documents) since the date of this Agreement; (ii) the bylaws of the Company, certified by the Secretary or Assistant Secretary of the Company; (iii) a certified copy of all corporate actions and proceedings taken by the Company and the Subsidiaries from the date of this Agreement through the Closing Date.

(f) Certificate of Non-U.S. Real Property Holding Corporation. The Purchaser shall have received a certificate (FIRPTA certificate) establishing that neither the Company nor any Subsidiary has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section (c)(1)(A)(ii) of the Code.

(g) Good Standing; Qualification to do Business. The Purchaser shall have received a good standing certificate for the Company from each jurisdiction identified in Section 3.02 of the Disclosure Schedule (except for jurisdictions that do not issue certificates of good standing generally), such certificate to be dated as of a date not earlier than five Business Days prior to the Closing Date.

(h) No Material Adverse Effect; No Termination. No event or events shall have occurred which, individually or in the aggregate, has had a Material Adverse Effect, and none of the Sellers, the Company or any Subsidiary shall have received any written notice of termination or written notice of intent to terminate any agreement between the Company or the Subsidiaries on the one hand and Novell, Inc. on the other hand.

(i) Ancillary Agreements. Each of the Sellers shall have executed and delivered each of the Ancillary Agreements (either itself or by the Sellers’ Representative).

(j) Termination of Agreements and Repayment of Indebtedness.

(i) Each Seller shall have completed a deed of release and dissolution by the Sellers evidencing termination of any prior shareholders’ or subscription agreements (howsoever described) giving rise to rights as between them or the Company.

(ii) The consultancy agreement between the Company and Smartlink, Inc. (and any predecessor entities) shall have been terminated and the Company shall have no further obligations thereunder, including any obligations to make termination or other payments hereunder or thereunder.

(iii) The consultancy agreement between the Company and Tulloch Pty Ltd shall have been amended in a form reasonably satisfactory to Purchaser.

(iv) Jason Hart shall have paid in full all outstanding principal and accrued interest owed under the promissory note(s) given by Mr. Hart to the Company.

(k) ESOP Notice and Consent. The Company shall have provided all ESOP participants with written notice of this Agreement and the transactions contemplated hereby no less than 7 days’ prior to the Closing and ESOP participants, representing the aggregate right to purchase at least ninety percent (90%) of the ordinary shares under the ESOP, shall have provided a consent and release as described in Section 5.12(b) of this Agreement.

(l) Closing Expenses. The Purchaser shall have received a certificate of the Chief Operating Officer of the Company, dated as of the Closing Date, certifying the nature and the amounts of the Closing Expenses payable pursuant to Section 5.12(a) of this Agreement and that no other Closing Expenses exist (the “Closing Expense Certificate”).

(m) Miscellaneous. Each of Jason Hart, Michael Smith, John F. Clark, Tim Dingwall, Matthew Herscovitch and Carl Sandland shall have executed and delivered to the Company a retrospective assignment of Intellectual Property rights, in a form reasonably satisfactory to the Purchaser.

ARTICLE IX

INDEMNIFICATION

Section 9.01 Survival of Representations and Warranties. The representations and warranties of the parties contained in this Agreement shall survive the Closing Date for 12 months; provided, however, that: (i) the representations and warranties pursuant to Sections 3.01, 3.02, 3.03 and 3.04 shall survive until the expiration of the applicable statute(s) of limitations, (ii) the representations and warranties pursuant to Sections 3.16(f) through 3.16(n) (collectively, the “Competition Representations”) and Sections 3.17(a), 3.17(b), 3.17(c), and 3.17(f) shall each survive for a period of three years from the Closing Date and (iii) the representations and warranties pursuant to Section 3.26 shall survive as set forth in Section 7.08(b). Neither the period of survival nor the liability with respect to representations and warranties shall be reduced by an investigation made at any time by or on behalf of an indemnified party. If written notice of a claim has been given prior to the expiration of the applicable representations and warranties in accordance herewith, then the relevant representations and warranties shall survive as to such claim, until such claim has been finally resolved.

Section 9.02 Indemnification by Sellers.

(a) Subject to the limitations set forth in this Section 9.02, the Purchaser and its Affiliates, officers, directors, employees, agents, successors and assigns (each a “Purchaser Indemnified Party”) shall be indemnified and held harmless by the Sellers, severally but not jointly, for any and all Liabilities, losses, damages, claims (including claims for compensation), costs and expenses, interest, awards, judgments and penalties (including, without limitation, reasonable attorneys’ fees and out-of-pocket expenses) actually suffered or incurred by them (including, without limitation, any Action brought or otherwise initiated by any of them) (hereinafter a “Loss”), net of any applicable Recoveries (as defined below), arising out of or resulting from any of the following.

(i) The breach of any representation or warranty made by the Sellers contained in this Agreement or the breach of any covenant or agreement by the Sellers contained in this Agreement or the Ancillary Agreements.

(ii) The breach of any of the Competition Representations or any violations of antitrust or anti-competition laws of any jurisdiction, but only to the extent such breach relates to, or such violations arise under or relate to, any of the reseller or distribution agreements of the Company or any Subsidiary (the “Reseller Agreements”).

(iii) Losses arising out of or relating to:

(A) the compulsory acquisition of securities or rights to acquire securities from those ESOP participants (and any successors-in-interest) who do not execute and deliver a consent and waiver as described in Section 5.12(b) (the “Non-Consenting Participants”);

(B) the exercise of dissenter or appraisal rights (howsoever described under applicable law) by the Non-Consenting Participants with regard to the transactions contemplated by this Agreement or the compulsory acquisition described in the preceding paragraph; or

(C) any other payments made by the Company or Purchaser after Closing to the Non-Consenting Participants, but only to the extent that such payments are approved in writing by the Sellers’ Representative, such approval not to be unreasonably withheld.

(iv) Refunds of research and development grants (including grants under the Company’s R&D Start Program Grant Agreement) and any other payments (including interest payments) due in connection with such refunds that the Company may be required to pay to the Commonwealth of Australia.

(v) Losses arising out of or relating to any inaccuracy or omission in the Closing Expense Certificate.

(b) Notwithstanding the foregoing, the Sellers shall have no indemnification obligations under (i) Section 9.02(a)(i) unless and until the aggregate Losses suffered by the Purchaser Indemnified Parties, net of any applicable Recoveries, exceeds $100,000 (the “Deductible Amount”), after which the Purchaser Indemnified Parties shall be entitled to indemnification for all Losses, but excluding the initial Losses underlying the Deductible Amount, or (ii) Section 9.02(a)(iii) unless and until the aggregate Losses of the type described in that section exceed the aggregate value of the consideration that would have been paid to the Non-Consenting Participants pursuant to Section 2.02(c) and Section 5.12(b).

(c) For purposes of this Article IX, the indemnification obligations arising under Section 9.02(a)(ii) shall survive for three years from the Closing Date and the indemnification obligations arising under Sections 9.02(a)(iii), 9.02(a)(iv) and 9.02(a)(v) shall survive for one year from the Closing Date, provided, that if at the expiration of the applicable period there are any pending claims for indemnification, then the indemnification obligations shall continue with respect to such claims until such claims are fully resolved in accordance with this Article IX.

(d) To the extent that the Sellers’ indemnification obligations set forth in this Section 9.02 may be unenforceable, the Sellers shall contribute the maximum amount that each is permitted to contribute under applicable law to the payment and satisfaction of all Losses incurred by the Purchaser, the Company and the Subsidiaries, subject to the limitations in this Section 9.02.

(e) Except as set forth below, the cumulative amount for which the Sellers may be liable to the Purchaser Indemnified Parties for any Losses under Article IX of this Agreement shall in no event exceed the aggregate value of the Escrow Fund; provided, that with respect to Losses: (i) incurred pursuant to breaches of Sections 3.01, 3.02, 3.03, 3.04, 3.17(a), 3.17(b), 3.17(c) or 3.17(f) of this Agreement, or (ii) of the type described in Section 9.02(a)(ii) of this Agreement, then in any such case, such Seller’s liability shall be limited instead to an amount equal to the portion of the Purchase Price receivable by such Seller.

(f) The obligations and Liabilities of the Sellers under this Article IX with respect to Losses arising from claims of any third party which are subject to the indemnification provided for in this Article IX (“Third Party Claims”) shall be governed by and contingent upon the following additional terms and conditions: if a Purchaser Indemnified Party shall receive notice of any Third Party Claim, the Indemnified Party shall give the Sellers’ Representative notice of such Third Party Claim within 30 days of the receipt by the Purchaser Indemnified Party of such notice; provided, however, that the failure to provide such notice shall not release the Sellers from any of its obligations, under this Article IX except to the extent (and only to the extent) the Sellers are materially prejudiced by such failure, and shall not relieve the Sellers from any other obligation or Liability that it may have to any Indemnified Party otherwise than under this Article IX. If the Sellers’ Representative acknowledges in writing the obligation of the Sellers to indemnify the Purchaser Indemnified Party hereunder against any Losses that may result from such Third Party Claim, then the Sellers’ Representative shall be entitled to assume and control the defense or settlement of such Third Party Claim at its expense and through counsel of his choice if he gives notice of his intention to do so to the Purchaser Indemnified Party within 30 days of the receipt of such notice from the Purchaser Indemnified Party; provided, however, that (i) if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the Purchaser Indemnified Party’s reasonable discretion, for the same counsel to represent both the Purchaser Indemnified Party and the Sellers, or (ii) the Purchaser Indemnified Party reasonably concludes that the aggregate Losses are likely to exceed the Indemnification limits set forth in Section 9.02(e), then, in either such case, the Purchaser Indemnified Party shall be entitled to retain its own counsel at Purchaser’s expense and such counsel shall cooperate in good faith with counsel to the Sellers. In the event the Sellers’ Representative exercises the right to undertake any such defense against any such Third Party Claim as provided above, the Purchaser Indemnified Party shall cooperate with the Sellers’ Representative in such defense and make available to the Sellers’ Representative, at the Sellers’ expense, all witnesses, pertinent records, materials and information in the Purchaser Indemnified Party’s possession or under the Purchaser Indemnified Party’s control relating thereto as is reasonably required by the Sellers’ Representative. Similarly, in the event the Purchaser Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, the Sellers shall cooperate with the Purchaser Indemnified Party in such defense and make available to the Purchaser Indemnified Party all such witnesses, records, materials and information in the Sellers’ possession or under the Sellers’ control relating thereto as is reasonably required by the Purchaser Indemnified Party. No such Third Party Claim may be settled by the Sellers without the prior written consent of the Purchaser Indemnified Party, which consent shall not be unreasonably withheld.

Section 9.03 Indemnification by the Purchaser.

(a) Subject to the limitations set forth in this Section 9.03, the Sellers and their Affiliates, officers, directors, employees, agents, successors and assigns (each a “Seller Indemnified Party”) shall be indemnified and held harmless by the Purchaser for any and all Losses, net of any applicable Recoveries, arising out of or resulting from the breach of any representation or warranty made by in this Agreement, or the breach of any covenant or agreement by the Purchaser contained in this Agreement or the Ancillary Agreements. Notwithstanding the foregoing, Purchaser shall have no indemnification obligations unless and until the aggregate Losses suffered by the Seller Indemnified Parties, net of any applicable Recoveries, exceeds the Deductible Amount, after which the Purchaser Indemnified Parties shall be entitled to indemnification for all Losses, but excluding the initial Losses underlying the Deductible Amount.

(b) To the extent that the Purchaser’s indemnification obligations set forth in this Section 9.03 may be unenforceable, the Purchaser shall contribute the maximum amount that it is permitted to contribute under applicable law to the payment and satisfaction of all Losses incurred by the Sellers.

(c) The obligations and Liabilities of the Purchaser under this Article IX with respect to Losses arising from Third Party Claims shall be governed by and contingent upon the following additional terms and conditions: if a Seller Indemnified Party shall receive notice of any Third Party Claim, the Seller Indemnified Party shall give the Purchaser notice of such Third Party Claim within 30 days of the receipt by the Seller Indemnified Party of such notice; provided, however, that the failure to provide such notice shall not release the Purchaser from any of its obligations under this Article IX except to the extent (and only to the extent) the Purchaser is materially prejudiced by such failure and shall not relieve the Purchaser from any other obligation or Liability that it may have to any Seller Indemnified Party otherwise than under this Article IX. If the Purchaser acknowledges in writing the obligation of the Purchaser to indemnify the Seller Indemnified Party hereunder against any Losses that may result from such Third Party Claim, then the Purchaser shall be entitled to assume and control the defense or settlement of such Third Party Claim at its expense and through counsel of his choice if he gives notice of his intention to do so to the Seller Indemnified Party within 30 days of the receipt of such notice from the Seller Indemnified Party; provided, however, that if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the judgment of the Seller Indemnified Party reasonable discretion, for the same counsel to represent both the Seller Indemnified Party and the Purchaser, then the Seller Indemnified Party shall be entitled to retain its own counsel at the Sellers’ own expense and such counsel shall cooperate in good faith with counsel to the Purchaser. In the event the Purchaser exercises the right to undertake any such defense against any such Third Party Claim as provided above, the Seller Indemnified Party shall cooperate with the Purchaser in such defense and make available to the Purchaser, at the Purchaser’s expense, all witnesses, pertinent records, materials and information in the Seller Indemnified Party’s possession or under the Seller Indemnified Party’s control relating thereto as is reasonably required by the Purchaser. Similarly, in the event the Seller Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, the Purchaser shall cooperate with the Seller Indemnified Party in such defense and make available to the Seller Indemnified Party, at the Purchaser’s expense, all such witnesses, records, materials and information in the Purchaser possession or under the Purchaser’s control relating thereto as is reasonably required by the Seller Indemnified Party. No such Third Party Claim may be settled by the Purchaser without the prior written consent of the Seller Indemnified Party, which consent shall not be unreasonably withheld.

Section 9.04 Tax Matters. Anything in this Article IX (except for the specific reference to the representations and warranties of Section 3.26 referred to in Section 9.01) to the contrary notwithstanding, the rights and obligations of the parties with respect to indemnification for any and all Tax matters shall be governed by Article VII and none of the Purchaser Indemnified Parties shall have any right to indemnification under this Article IX for any breach of the representations and warranties set forth in Section 3.26.

Section 9.05 Exclusive Remedy.

(a) The Purchaser hereby acknowledges and agrees that its sole and exclusive remedy with respect to any and all claims relating to the subject matters of this Agreement and the transactions contemplated hereby shall be pursuant to the indemnification provisions set forth in Article VII and this Article IX, and to the Escrow Fund, as set forth in Escrow Agreement. In furtherance of the foregoing, the Purchaser hereby waives, to the fullest extent permitted under applicable law, any and all rights, claims and causes of action it may have against the Sellers or their Affiliates arising under or based upon any Law (including, without limitation, any such rights, claims or causes of action arising out of or based upon common law or otherwise); provided, however, that nothing in this Agreement shall preclude the assertion by the Purchaser or its Affiliates against a defrauding party of any causes of action that may exist, not based on breach of contract, for fraud by such defrauding party (whether fraud in the inducement or fraud in fact).

(b) Each of the Sellers hereby acknowledges and agrees that its sole and exclusive remedy with respect to any and all claims relating to the subject matters of this Agreement and the transactions contemplated hereby shall be pursuant to the indemnification provisions set forth in this Article IX. In furtherance of the foregoing, each of the Sellers hereby waives, to the fullest extent permitted under applicable laws, any and all rights, claims and causes of action it may have against the Purchaser or its Affiliates arising under or based upon any Law (including, without limitation, any such rights, claims or causes of action arising out of or based upon common law or otherwise); provided, however, that nothing in this Agreement shall preclude the assertion by the Sellers or their Affiliates of any causes of action that may exist, not based on breach of contract, for fraud by such defrauding party (whether fraud in the inducement or fraud in fact).

(c) Prior to exercising indemnification rights under this Article IX, the indemnified party shall use reasonable good faith efforts to obtain any insurance proceeds, settlement payments, salvage, third party recoveries or similar payments and tax benefits (but only to the extent that such tax benefits are actually realized in the taxable year in which they arise or that could have been actually realized in such tax year, but only after accounting for the indemnified party’s net operating loss carry-forwards) (collectively, a “Recovery”) with respect to the Loss for which such indemnified party is seeking indemnification. Any such Recovery shall reduce the amount of any such Loss for which the indemnified party shall otherwise be required to indemnification under this Article IX, provided, however, that any expenses reasonably incurred by a party in seeking a Recovery shall be deemed part of that party’s Loss for purposes of this Article IX.

(d) The Sellers and the Purchaser agree to treat all payments made by either of them to or for the benefit of the other (including any payments to the Company or any Subsidiary) under Articles VII or IX as adjustments to the Purchase Price or as capital contributions for Tax purposes and agree that such treatment shall govern for purposes hereof, except to the extent that the Laws of a particular jurisdiction provide otherwise, in which case such payments shall be made in an amount sufficient to indemnify the relevant party on an after-Tax basis.

(e) To the extent permitted by Law, (i) the Purchaser agrees not to make, and waives any right it may have to make, any claim against the Sellers or any Associate of the Sellers under Section 52 of the Trade Practices Act of 1974 (Cth) or the corresponding provision of any State or Territory enactment, and (ii) each of the Sellers agrees not to make, and waives any right it may have to make, any claim against the Purchaser or any Associate of the Purchaser under Section 52 of the Trade Practices Act of 1974 (Cth) or the corresponding provision of any State or Territory enactment.

ARTICLE X

TERMINATION AND WAIVER

Section 10.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the Purchaser if, between the date hereof and the time scheduled for the Closing: (i) an event or condition occurs that has resulted in a Material Adverse Effect, (ii) any representation or warranty of the Sellers contained in this Agreement shall not have been true and correct in all material respects when made, (iii) the Sellers shall not have complied, in any material respect, with any covenant or agreement to be complied with by it and contained in this Agreement; or (iv) the Company or any Subsidiary makes a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against the Company or any Subsidiary seeking to adjudicate any of them a bankrupt or insolvent, or seeking liquidation, winding up or reorganization, arrangement, adjustment, protection, relief or composition of its debts under any Law relating to bankruptcy, insolvency or reorganization; or

(b) by the Sellers if, between the date hereof and the time scheduled for the Closing: (i) an event or condition occurs that has resulted in a Purchaser Material Adverse Effect, (ii) any representation or warranty of the Purchaser contained in this Agreement shall not have been true and correct in all material respects when made, (iii) the Purchaser shall not have complied, in any material respect, with any covenant or agreement to be complied with by it and contained in this Agreement; or (iv) the Purchaser or any of its subsidiaries makes a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against the Purchaser or any of its subsidiaries seeking to adjudicate any of them a bankrupt or insolvent, or seeking liquidation, winding up or reorganization, arrangement, adjustment, protection, relief or composition of its debts under any Law relating to bankruptcy, insolvency or reorganization; or

(c) by either the Sellers’ Representative or the Purchaser if the Closing shall not have occurred by August 12, 2005 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 10.01(c) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the primary cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date; or

(d) by either the Purchaser or the Sellers’ Representative: (i) in the event that any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable, or (ii) if notice in writing issued by or on behalf of the Treasurer to the effect that the Government of the Commonwealth of Australia objects to the Purchaser entering into or completing this Agreement or acquiring the Shares or the Purchaser shall have informed the Sellers Representatives that the Purchaser finds the notice contemplated by 8.01(b) unacceptable; or by the mutual written consent of the Sellers’ Representative and the Purchaser.

Section 10.02 Effect of Termination. In the event of termination of this Agreement as provided in Section 10.01, this Agreement shall forthwith become null and void and there shall be no Liability on the part of either party hereto except: (i) as set forth in Sections 5.03 and 11.01, (ii) that nothing herein shall relieve either party from Liability for any breach of this Agreement, and (iii) if, at any time before the later of: (x) August 12, 2005 and (y) 30 days following the termination of this Agreement, an Alternate Transaction is consummated, in which case the Company shall, and the Sellers shall cause the Company to, pay Purchaser a fee of $2,000,000, as liquidated damages and not as a penalty, within two Business Days following the consummation of such transaction.

Section 10.03 Waiver. Either the Purchaser or the Sellers’ Representative may: (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant hereto, or (iii) waive compliance with any of the agreements or conditions of the other party contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition, of this Agreement. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

ARTICLE XI

GENERAL PROVISIONS

Section 11.01 Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred, it being expressly agreed that any such costs and expenses incurred by the Company or any Subsidiary shall be the responsibility of, and paid by, the Sellers.

Section 11.02 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by courier service, by cable, by telecopy, by telegram, by telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.02):

if to the Sellers:

Jason Hart

47 Dunstan Street

Curtin ACT 2605

Australia

Phone: +61-419220470

Fax: +1 775-766-7371

Michael Smith

47 Gaunson Cres

Wanniassa ACT 2903

Australia

Phone: +61-2-6296-2221

Fax: +61-2-6296-2009

Equity Partners Two Pty Ltd

Peter Johnson

Managing Director

Level 12, 60 Margaret Street

Sydney NSW 2000

Australia

with a copy to:

Wilmer Cutler Pickering Hale and Dorr LLP

1117 California Avenue

Palo Alto, California 94301

Phone: 650-858-6000

Fax: 650-858-6100

Attention: Curtis L. Mo

if to Sellers’ Representative:

Peter Johnson

Managing Director

Equity Partners

Level 12, 60 Margaret Street

Sydney NSW 2000

Australia

Direct: 02 8298 5110

Fax: 02 8298 5150

with a copy to:

Wilmer Cutler Pickering Hale and Dorr LLP

1117 California Avenue

Palo Alto, California 94301

Phone: 650-858-6000

Fax: 650-858-6100

Attention: Curtis L. Mo

if to the Purchaser:

ActivCard Corp.

6623 Dumbarton Circle

Fremont, CA 94555

Phone: 510-574-0100

Fax: 510-574-0139

Attention: Ragu Bhargava, CFO

with a copy to:

Heller Ehrman LLP

4350 La Jolla Village Dr., Suite 700

San Diego, California 92122

Phone: 858-450-8430

Fax: 858-450-8499

Attention: Stephen C. Ferruolo

Section 11.03 Public Announcements. No party to this Agreement shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media in connection therewith without the prior written consent of the other party (which consent shall not be unreasonably withheld), and the parties shall cooperate as to the timing and contents of any such press release or public announcement, except as may be required by applicable Law or regulation or by obligations pursuant to any listing agreement with a domestic or foreign national securities exchange to which the Purchaser is a party.

Section 11.04 Headings. The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 11.05 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 11.06 Entire Agreement. This Agreement and the Ancillary Agreements constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the Sellers and the Purchaser with respect to the subject matter hereof and thereof.

Section 11.07 Assignment. This Agreement may not be assigned other than by operation of law, without the express written consent of the Sellers’ Representative and the Purchaser (which consent may be granted or withheld in the sole discretion of the Sellers’ Representative or the Purchaser). Notwithstanding the preceding sentence, the Purchaser may assign all or any portion of its rights and obligations pursuant to this Agreement, in whole or in part, to any Affiliate or Subsidiary of the Purchaser provided that no such assignment shall relieve the Purchaser of its obligations hereunder if such assignee does not perform such obligations.

Section 11.08 No Third Party Beneficiaries. Except for the provisions of Articles VII and IX relating to Indemnified Parties, this Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 11.09 Amendment. This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, the Sellers and the Purchaser or (b) by a waiver in accordance with Section 10.03.

Section 11.10 Governing Law; Submission to Jurisdiction.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of California, applicable to contracts executed in and to be performed entirely within that state.

(b) The Purchaser and each Seller irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of San Jose, California for any Action arising out of or relating to this Agreement or the Ancillary Agreements, and the Purchaser and each Seller hereby irrevocably agrees that all claims in respect of such Action shall be heard and determined exclusively in such courts. The Purchaser and each Seller agrees that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

Section 11.11 Appointment of Sellers’ Representative.

(a) The Sellers hereby irrevocably constitute and appoint Peter Johnson as the Sellers’ Representative, effective as of the Closing Date. The appointment of such Sellers’ Representative is coupled with an interest and all authority hereby conferred shall be irrevocable and such Sellers’ Representative is hereby authorized and directed to perform and consummate all of the transactions contemplated by this Agreement. Not by way of limiting the authority of the Sellers’ Representative, each and all of the Sellers, by their adoption of this Agreement, for themselves and their respective heirs, executors, administrators, successors and assigns hereby authorize the Sellers’ Representative to:

(i) execute and deliver on their behalf all documents and instruments which may be executed and delivered pursuant to this Agreement, except that all stock powers and letters of transmittal with respect to the transfer of the Shares shall be personally executed by the Sellers;

(ii) make and receive notices and other communications pursuant to this Agreement and each Seller acknowledges that any notice given the Sellers’ Representative will constitute notice to each and all of the Sellers at the time the notice is given to the Sellers’ Representative;

(iii) settle any dispute, claim, action, suit or proceeding arising out of or related to this Agreement or any of the transactions hereunder, including, without limitation, the calculation of the Earn-Out Consideration, or the defense, settlement or compromise of any claim, action or proceeding for which Purchaser may be entitled to indemnification;

(iv) appoint or provide for successor agents; and

(v) retain advisors, including, without limitation, counsel, accountants and other third parties, to assist with the discharge of the duties set forth in this Agreement and to pay expenses incurred or which may be incurred by or on behalf of the Sellers in connection with this Agreement.

(b) In the event of the death or disability of the Sellers’ Representative, the Sellers representing a majority in interest of the Escrow Fund shall promptly appoint a successor. No person serving as the Sellers’ Representative under this Agreement shall have any personal liability to any Seller or the Purchaser or its permitted assigns with respect to any action taken, suffered or omitted by him hereunder as a Sellers’ Representative while acting in good faith and in the absence of gross negligence or willful misconduct, and any act done, suffered or omitted pursuant to the advice of counsel shall be deemed hereunder to have been done in good faith, except to the extent that such person may have liability as a Seller hereunder. The Sellers shall severally and jointly indemnify the Sellers’ Representative and hold him harmless against any loss, liability or expense incurred without bad faith or gross negligence on the part of the Sellers’ Representative and arising out of or in connection with the acceptance or administration of their duties hereunder.

(c) With respect to any matter contemplated by this Section, the Sellers shall be bound by any determination in favor of or against the Sellers’ Representative or the terms of any settlement or release to which the Sellers’ Representative shall become a party.

(d) The Sellers’ Representative shall be entitled to seek reimbursement from the Sellers, jointly and severally with right of contribution on a pro rata basis, of its reasonable costs and expenses incurred in connection with its obligations under this Agreement and any related agreements, including, but not limited to, reasonable fees and expenses of counsel, accountants and other third parties.

Section 11.12 Qualifications of Equity Partners.

(a) Equity Partners enters into this Agreement only in its capacity as trustee of the Equity Partners 2 Trust (the “Trust”) and in no other capacity. A liability arising under or in connection with this Agreement and the transactions contemplated hereby can be enforced against Equity Partners to the extent, and only to the extent, to which such liability does not exceed its right to be indemnified out of the assets of the Trust. This limitation of Equity Partners’ liability applies despite any other provision of this Agreement and such limitation extends to all liabilities and obligations of Equity Partners in any way connected with any representation, warranty, conduct, omission, agreement or transaction related to, or contemplated by, this Agreement. In executing this Agreement for and on behalf of the Trust, Equity Partners undertakes to the Purchaser that in the event of any such liability arising hereunder, Equity Partners will enforce its right to be indemnified from the assets of the Trust (but only the extent permitted under the Trust Deed) and further undertakes that, for the duration of the indemnification obligations set forth in Articles VII and IX, it will not amend or terminate the Trust Deed in a manner adverse to the rights of the Purchaser Indemnified Parties under this Agreement.

(b) None of the Purchaser or its Affiliates nor any party to this Agreement may sue Equity Partners in any capacity other than as trustee of the Trust, including seek the appointment of a receiver, a liquidator, an administrator, or any similar person to Equity Partners (except in each case in relation to property of the Trust).

(c) The provisions of Section 11.12 do not apply to any obligation or liability of Equity Partners to the extent that it is not satisfied because under the deed governing the Trust or by operation of law there is a reduction in the extent of Equity Partners’ indemnification out of the assets of the Trust, as a result of Equity Partners’ fraud, negligence or breach of trust.

(d) No attorney, agent, receiver or receiver and manager appointed in accordance with this Agreement has authority to act on behalf of Equity Partners in a way which exposes Equity Partners to any personal liability, and no act or omission of any such person will be considered fraud, negligence or breach of trust of Equity Partners for the purpose of Section 11.12. Notwithstanding the foregoing, the Equity Partners acknowledges and agrees that the Sellers’ Representative shall have the authority, pursuant to Section 11.11 of this Agreement, to act on behalf of the Trust.

Section 11.13 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 11.14 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

Section 11.15 Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER AGREEMENTS CONTEMPLATED HEREBY OR THE ACTIONS OF ANY PARTY IN NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.

*        *        *

IN WITNESS WHEREOF, the Sellers and the Purchaser have executed or have caused their respective officers thereunto duly authorized to execute this Agreement as of the date first written above.

ActivCard Corp.

By:	/s/ Ben C. Barnes
Name:	Ben C. Barnes
Title:	Chief Executive Officer

SELLERS:

Equity Partners Two Pty Ltd, in its capacity as Trustee for Equity Partners 2 Trust

By:	/s/ Peter Johnson
Name:	Peter Johnson
Title:	Director

By:	/s/ Richard Greeson
Name:	Richard Greeson
Title:	Director

/s/ Jason Hart
Jason Hart

/s/ Michael Smith
Michael Smith

Sellers’ Representative:

/s/ Peter Johnson
Peter Johnson